Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of September 13, 2010

among

AIRGAS, INC.

and

CERTAIN OF ITS SUBSIDIARIES IDENTIFIED HEREIN,

as the Borrowers,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

GOLDMAN SACHS BANK USA,

MIZUHO CORPORATE BANK, LTD.,

PNC BANK NA,

SUMITOMO MITSUI BANKING CORP., NEW YORK,

SUNTRUST BANK,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

BANC OF AMERICA SECURITIES LLC

and

WELLS FARGO SECURITIES LLC.

as Joint Lead Arrangers and Co-Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Computation of Time Periods; Times of Day	19
1.3	Accounting Terms	19
1.4	U.S. Letter of Credit Amounts	20
1.5	Additional Foreign Currencies	20
1.6	Change of Currency	20
1.7	Exchange Rates; Currency Equivalents	21
ARTICLE II U.S. DOLLAR CREDIT FACILITIES		21
2.1	U.S. Revolving Loans	21
2.2	U.S. Letter of Credit Subfacility	23
2.3	U.S. Swingline Loan Subfacility	29
ARTICLE III FOREIGN CURRENCY LOANS		31
3.1	Foreign Currency Loans	31
3.2	Foreign Borrowers	33
3.3	Foreign Swingline Loan Subfacilities	34
ARTICLE IV OTHER PROVISIONS RELATING TO CREDIT FACILITIES		36
4.1	Default Rate	36
4.2	Extension and Conversion	37
4.3	Prepayments	38
4.4	Termination and Reduction of Commitments; Increase of Commitments	39
4.5	Fees	41
4.6	Capital Adequacy	42
4.7	Inability To Determine Interest Rate	43
4.8	Illegality	43
4.9	Requirements of Law	44
4.10	Taxes	45
4.11	Indemnity	53
4.12	Payments Generally; Agent’s Clawback	53
4.13	Sharing of Payments	55
4.14	Computations of Interest and Fees	55
4.15	Cash Collateral	56
4.16	Defaulting Lenders	57
4.17	Mitigation Obligations	58
ARTICLE V CONDITIONS		59
5.1	Closing Conditions	59
5.2	Conditions to all Extensions of Credit	60
ARTICLE VI REPRESENTATIONS AND WARRANTIES		61
6.1	Financial Condition	61
6.2	Organization; Existence; Compliance with Law	61
6.3	Power; Authorization; Enforceable Obligations	62
6.4	No Legal Bar	62
6.5	No Default	62
6.6	Ownership of Property; Liens	62
6.7	Intellectual Property	62
6.8	No Burdensome Restrictions	63
6.9	Taxes	63
6.10	ERISA	63
6.11	Governmental Regulations, Etc	64
6.12	Subsidiaries	64
6.13	Purpose of Loans and U.S. Letters of Credit	65

i

6.14	Environmental Matters	65
6.15	Solvency	65
6.16	Foreign Borrowers	66
ARTICLE VII AFFIRMATIVE COVENANTS		67
7.1	Information Covenants	67
7.2	Preservation of Existence and Franchises	69
7.3	Books and Records	69
7.4	Compliance with Law	69
7.5	Payment of Taxes	69
7.6	Insurance	69
7.7	Maintenance of Property	69
7.8	Use of Proceeds	70
7.9	Audits/Inspections	70
7.10	Consolidated Leverage Ratio	70
7.11	Compliance with Dutch Financial Supervision Act	70
ARTICLE VIII NEGATIVE COVENANTS		70
8.1	Subsidiary Indebtedness	70
8.2	Liens	70
8.3	Nature of Business	72
8.4	Consolidation, Merger, or Sales of Assets	72
8.5	Use of Proceeds	73
8.6	Transactions with Affiliates	73
ARTICLE IX EVENTS OF DEFAULT		73
9.1	Events of Default	73
9.2	Acceleration; Remedies	75
9.3	Allocation of Payments After Acceleration	76
9.4	CAM Exchange	77
ARTICLE X AGENCY PROVISIONS		78
10.1	Appointment and Authority	78
10.2	Rights as a Lender	78
10.3	Exculpatory Provisions	78
10.4	Reliance by the Agent	79
10.5	Delegation of Duties	79
10.6	Resignation of Agent	80
10.7	Non-Reliance on Agent and Other Lenders	80
10.8	No Other Duties; Etc	81
10.9	Agent May File Proofs of Claim	81
ARTICLE XI MISCELLANEOUS		81
11.1	Notices and Other Communications; Facsimile Copies	81
11.2	Right of Set-Off	83
11.3	Benefit of Agreement	84
11.4	No Waiver; Remedies Cumulative	87
11.5	Payment of Expenses, Etc	88
11.6	Amendments, Waivers and Consents	89
11.7	Counterparts	90
11.8	Headings	91
11.9	Survival	91
11.10	Governing Law; Submission to Jurisdiction; Venue	91
11.11	Severability	92
11.12	Entirety	92
11.13	Binding Effect; Termination	93
11.14	Confidentiality	93
11.15	Conflict	93

11.16	USA PATRIOT Act Notice	94
11.17	Replacement of Lenders	94
11.18	No Advisory or Fiduciary Responsibility	94
11.19	Judgment Currency	95
11.20	Payments Set Aside	95
11.21	Interest Rate Limitation	96
ARTICLE XII GUARANTY		96
12.1	The Guaranty	96
12.2	Obligations Unconditional	96
12.3	Reinstatement	97
12.4	Certain Additional Waivers	98
12.5	Remedies	98
12.6	Guarantee of Payment; Continuing Guarantee	98

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1A	Existing U.S. Letters of Credit
Schedule 1.1B	Mandatory Cost Formulae
Schedule 2.1(a)	Lenders and Commitments
Schedule 6.12	Subsidiaries
Schedule 8.2	Liens
Schedule 11.1	Certain Notices

Exhibits

Exhibit 2.1(b)(i)	Form of Notice of U.S. Borrowing
Exhibit 3.1(b)(i)	Form of Notice of Foreign Currency Borrowing
Exhibit 3.2(a)	Form of Foreign Borrower Request
Exhibit 3.2(b)	Form of Foreign Borrower Joinder Agreement
Exhibit 3.3	Form of Foreign Swingline Facility Notice
Exhibit 4.2	Form of Notice of Extension/Conversion
Exhibit 4.4	Form of New Commitment Agreement
Exhibit 7.1(c)	Form of Officer’s Compliance Certificate
Exhibit 11.3	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 13, 2010 (the “Credit Agreement”), is by and among AIRGAS, INC., a Delaware corporation (“Airgas” and also a “Borrower”), AIRGAS CANADA INC., a Canada corporation, RED-D-ARC LIMITED, an Ontario corporation, RED-D-ARC (UK) LIMITED, a limited liability company incorporated under the laws of England and Wales with registered number 06533996 and RED-D-ARC (NETHERLANDS) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (each a “Foreign Borrower”), the other Foreign Subsidiaries of Airgas that become Borrowers from time to time, the several lenders identified on the signature pages hereto as Lenders and such other lenders as may from time to time become a party hereto as Lenders, and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, Airgas has requested that (i) the U.S. Lenders agree to extend credit to Airgas in an aggregate principal amount of up to $650,000,000, and (ii) the Foreign Currency Lenders agree to extend credit to Airgas and the Foreign Borrowers in an aggregate principal amount of up to $100,000,000, each for the purposes set forth in this Credit Agreement. The Lenders have indicated their willingness to agree to extend credit to the Borrowers from time to time in such amounts on the terms and conditions of this Credit Agreement

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquisition”, by any Consolidated Party, means the acquisition (whether or not involving a merger or consolidation) by such Consolidated Party of all or a majority of the Capital Stock or all or substantially all of the Property or a line of business or division of another Person.

“Additional Commitment” means, with respect to any Person which executes a New Commitment Agreement in accordance with Section 4.4(b), the commitment of such Lender in an aggregate principal amount up to the amount specified in such New Commitment Agreement (i) to (A) make U.S. Revolving Loans in accordance with the provisions of Section 2.1(a), (B) purchase participation interests in U.S. Letters of Credit in accordance with the provisions of Section 2.2(c), and (C) purchase participation interests in the U.S. Swingline Loans in accordance with the provisions of Section 2.3(b)(iii), and/or (ii) to (A) make Foreign Currency Loans in accordance with the provisions of Section 3.1(a) and (B) purchase participation interests in the Foreign Swingline Loans in accordance with the provisions of Section 3.3(d).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” has the meaning specified in the heading of this Credit Agreement, together with any successors or assigns.

“Agent’s Fee Letter” means that certain letter agreement, dated as of July 16, 2010, between the Agent, BAS and Airgas, as amended, modified, supplemented or replaced from time to time.

“Airgas” has the meaning specified in the heading of this Credit Agreement, together with any successors.

“Applicable Percentage” means: (a) for any U.S. Revolving Lender, the percentage (carried out to the ninth decimal place) of the U.S. Revolving Committed Amount represented by such Lender’s U.S. Revolving Commitment at such time; provided that if the commitment of each U.S. Revolving Lender to make U.S. Revolving Loans and the obligation of the U.S. Issuing Lenders to issue or amend U.S. Letters of Credit have been terminated pursuant to Section 9.2 or if the U.S. Revolving Commitments have expired, then the Applicable Percentage of each U.S. Revolving Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments; and (b) for any Foreign Currency Lender, the percentage (carried out to the ninth decimal place) of the Foreign Currency Committed Amount represented by such Lender’s Foreign Currency Commitment at such time; provided that if the commitment of each Foreign Currency Lender to make Foreign Currency Loans has been terminated pursuant to Section 9.2 or if the Foreign Currency Commitments have expired, then the Applicable Percentage of each Foreign Currency Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 4.16.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rates
Pricing Level	Debt Rating	Eurocurrency Loans and Issuance Fees for standby U.S. Letters of Credit	U.S. Base Rate Loans	Drawing Fees for trade U.S. Letters of Credit	U.S. Revolving Commitment Unused Fee and Foreign Currency Commitment Unused Fee
I	≥ A-/ ≥A3	1.625%	0.625%	0.8125%	0.200%
II	BBB+/Baa1	1.875%	0.875%	0.9375%	0.250%
III	BBB/Baa2	2.125%	1.125%	1.0625%	0.350%
IV	BBB-/Baa3	2.375%	1.375%	1.1875%	0.450%
V	≤ BB+ or unrated by S&P / ≤ Ba1 or unrated by Moody’s	2.875%	1.875%	1.4375%	0.550%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Airgas’ non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by Moody’s and S&P differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest) and (b) if the respective Debt Ratings issued by Moody’s and S&P differ by more than one level, then the Pricing Level which is one level lower than the Pricing Level corresponding to the higher Debt Rating.

Initially, the Applicable Rate shall be Pricing Level III. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowing and payment in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Agent or the U.S. Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of such borrowing or payment.

“Applicant Foreign Borrower” has the meaning specified in Section 3.2.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit 11.3 or any other form approved by the Agent.

“Attributed Principal Amount” means, on any day, with respect to any Securitization Transaction, the aggregate principal amount outstanding thereunder.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the U.S. Bankruptcy Code in Title 11 of the United States Code, the Bankruptcy and Insolvency Act of Canada, the Dutch Bankruptcy Act, the UK Insolvency Act 1986 or any other applicable debtor relief laws in any case, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or ordering the winding up or liquidation of its affairs; or (ii) a court or governmental agency having jurisdiction in the premises shall enter a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property and such decree or order shall remain undismissed for a period of sixty (60) consecutive days; or (iii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iv) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (v) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“BAS” means Banc of America Securities LLC and its successors.

“Borrower Materials” has the meaning specified in Section 7.1.

“Borrowers” means a collective reference to each of (a) Airgas, (b) the Foreign Borrowers and (c) the Foreign Swingline Borrowers.

“Borrowing Minimum” means (a) in the case of a Foreign Currency Loan denominated in U.S. Dollars, $500,000 and (b) in the case of a Foreign Currency Loan denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 100,000 units of such Foreign Currency and has a U.S. Dollar Equivalent (using the applicable Spot Rate determined as of the relevant date of determination) equal to or exceeding $500,000.

“Borrowing Multiple” means (a) in the case of a Foreign Currency Loan denominated in U.S. Dollars, $500,000 and (b) in the case of a Foreign Currency Loan denominated in a Foreign Currency, 100,000 units of such Foreign Currency.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s office with respect to Obligations denominated in U.S. Dollars is located and: (a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Eurocurrency Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than U.S. Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than U.S. Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than U.S. Dollars or Euro, or any other dealings in any currency other than U.S. Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; provided, however, (i) when used in connection with a Foreign Currency Loan made to a Canadian Borrower, the term Business Day shall not include any day on which banking institutions in Toronto, Ontario are authorized by law or other governmental actions to close and (ii) when used in connection with a Foreign Swingline Loan, the term Business Day shall not include any day on which the applicable lending office of the Foreign Swingline Lender is authorized by law or governmental actions to close, or is in fact closed).

“Canadian Borrowers” means (a) Airgas Canada Inc., a Canada corporation, (b) Red-D-Arc Limited, an Ontario corporation, and (c) any other Foreign Borrower that is organized under the laws of Canada in each case together with any successors or assigns.

“Canadian Dollars” and “C$” means dollars in lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the U.S. Issuing Lenders, the U.S. Swingline Lender or the Foreign Swingline Lenders (as applicable) and the Lenders, as collateral for U.S. LOC Obligations, Obligations in respect of U.S. Swingline Loans, Obligations in respect of Foreign Swingline Loans, or obligations of Lenders to fund participations in respect of any of the foregoing (as the context may require), cash or deposit account balances or, if the U.S. Issuing Lenders, the U.S. Swingline Lender or the Foreign Swingline Lenders benefitting from such collateral shall agree in its (or their) sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the U.S. Issuing Lenders, the U.S. Swingline Lender or the Foreign Swingline Lenders (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Closing Date” means September 13, 2010.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means (a) with respect to each U.S. Revolving Lender, the U.S. Revolving Commitment of such Lender, and (b) with respect to each Foreign Currency Lender, the Foreign Currency Commitment of such Lender.

“Consolidated Capital Expenditures” means, for any period, all capital expenditures of the Consolidated Parties on a consolidated basis during such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (i) capital expenditures constituting an acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or a similar or ancillary line of business as Airgas and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansion thereof) made with the proceeds of any disposition of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise or (ii) Acquisitions.

“Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense, (D) non-cash, non-recurring charges, (E) any losses realized upon the disposition of Property other than the disposition of inventory in the ordinary course of business, (F) one-time cash expenses incurred in connection with the refinancing of the Existing Credit Agreement, (G) legal, advisory and other expenses and charges incurred in connection with or relating to any takeover attempt (including any tender offer or proxy contest) in an aggregate amount not to exceed $50,000,000 during any year, and (H) other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period), minus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been included for (A) non-cash gains during such period and (B) any gains realized upon the disposition of Property other than the disposition of inventory in the ordinary course of business, all as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum of (i) interest expense (including the amortization of debt discount and premium, the interest component under Capital Leases and Synthetic Leases) of the Consolidated Parties on a consolidated basis and (ii) the implied interest component and all other fees and expenses under Securitization Transactions.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) Funded Indebtedness of the Consolidated Parties on a consolidated basis as of such date to (ii) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date.

“Consolidated Net Income” means, for any period, the sum of (i) the sum, without duplication, of net income (excluding extraordinary items) after taxes for such period of the Consolidated Parties, plus (ii) to the extent not included in the amount determined pursuant to clause (i) above and to the extent paid in cash to a Consolidated Party, equity earnings of unconsolidated Affiliates for such period minus (iii) to the extent included in the amount determined pursuant to clause (i) above and to the extent not paid in cash to a Consolidated Party, equity earnings of Affiliates that are not consolidated (on the consolidation basis) with Airgas for such period, all as determined in accordance with GAAP.

“Consolidated Parties” means a collective reference to each of Airgas and its Subsidiaries.

“Credit Documents” means a collective reference to this Credit Agreement, the U.S. LOC Documents, any promissory notes issued by the Foreign Borrowers to the Foreign Currency Lenders hereunder, any Foreign Borrower Joinder Agreements, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 4.15 and the Agent’s Fee Letter.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than U.S. Letter of Credit fees payable pursuant to Section 4.5(b), an interest rate equal to (i) the U.S. Base Rate plus (ii) the Applicable Rate, if any, applicable to U.S. Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable laws and (b) when used with respect to U.S. Letter of Credit fees payable pursuant to Section 4.5(b), a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 4.16(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of U.S. Letters of Credit, U.S. Swingline Loans or Foreign Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified Airgas or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a Bankruptcy Event, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date (other than any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require Airgas to repurchase the Capital Stock upon the occurrence of a change of control or an asset sale).

“Dutch Borrower” means Red-D-Arc (Netherlands) B.V. and any additional Borrower incorporated or organized in The Netherlands.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) dated 28 September 2006 published in the Dutch government gazette nr. 475 on 31 October 2006, as amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.3(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.3(b)(iii))

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“English Borrower” means Red-D-Arc (UK) Limited and any additional Borrower incorporated under the laws of England and Wales.

“Environmental Laws” means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with Airgas or any Subsidiary of Airgas within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes Airgas or any Subsidiary of Airgas and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period

(b) for any interest calculation with respect to a U.S. Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate amount of the U.S. Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurocurrency Loan” means any Loan bearing interest at a rate based on clause (a) of definition of Eurocurrency Rate.

“Eurocurrency Rate” means (a) for any Interest Period with respect to any Eurocurrency Loan, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Eurocurrency Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Loan for such Interest Period and (b) for any day with respect to any U.S. Base Rate Loan the interest rate on which is determined by reference to the Eurocurrency Rate, a rate per annum equal to the Eurocurrency Base Rate for such U.S. Base Rate Loan for such day.

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“European Union” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended from time to time.

“Event of Default” has the meaning specified in Section 9.1.

“Executive Officer” means, in respect of any Person, the chief executive officer, chief operating officer, treasurer or chief financial officer of such Person.

“Existing Credit Agreement” means that certain Twelfth Amended and Restated Credit Agreement, dated as of June 25, 2006, among Airgas, certain of its Subsidiaries, the lenders party thereto, Bank of America, as United States agent, and The Bank of Nova Scotia, as Canadian agent, as amended.

“Existing U.S. Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1A.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of  1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Finance Party” has the meaning specified in Section 4.10(h)(i).

“Foreign Borrower” means each wholly-owned Foreign Subsidiary (whether directly or indirectly) of Airgas that is designated and approved as a “Foreign Borrower” under this Credit Agreement pursuant to Section 3.2.

“Foreign Borrower Joinder Agreement” has the meaning specified in Section 3.2.

“Foreign Borrower Request” has the meaning specified in Section 3.2.

“Foreign Currency” means (a) with respect to Foreign Currency Loans, each of Euro, Sterling, Canadian Dollars and each other currency (other than U.S. Dollars) that is approved by the Agent and the Foreign Currency Lenders in accordance with Section 1.5; (b) with respect to U.S. Letters of Credit, each of Euro, Sterling, Canadian Dollars and each other currency (other than U.S. Dollars) that is approved by the Agent and the U.S. Issuing Lender in accordance with Section 1.5; and (c) with respect to a Foreign Swingline Facility, such foreign currency(ies) agreed to between Airgas, the applicable Foreign Swingline Borrower(s) and the applicable Foreign Swingline Lender.

“Foreign Currency Commitment” means, with respect to each Foreign Currency Lender, the commitment of such Foreign Currency Lender in an aggregate principal amount at any time outstanding of up to such Foreign Currency Lender’s Applicable Percentage of the Foreign Currency Committed Amount (i) to make Foreign Currency Loans in accordance with the provisions of Section 3.1(a) and (ii) to purchase participation interests in the Foreign Swingline Loans in accordance with the provisions of Section 3.3(d).

“Foreign Currency Commitment Unused Fee” has the meaning specified in Section 4.5(a)(ii).

“Foreign Currency Committed Amount” has the meaning specified in Section 3.1(a).

“Foreign Currency Lenders” means those Lenders that have Foreign Currency Commitments, together with their successors and assigns, and as the context requires includes any foreign branch or Affiliate of a Foreign Currency Lender as is referenced in Section 3.1(b)(iii) or Section 3.3.

“Foreign Currency Loans” has the meaning specified in Section 3.1(a).

“Foreign Obligations” means without duplication, all of the obligations of the Foreign Borrowers and the Foreign Swingline Borrowers to the Foreign Currency Lenders, the Foreign Swingline Lenders and the Agent, whenever arising, under this Credit Agreement, any of the other Credit Documents or otherwise with respect to any Loan (including, but not limited to, any interest owed with respect to such obligations which has accrued after the occurrence of a Bankruptcy Event with respect to any Foreign Borrower or Foreign Swingline Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Foreign Subsidiary” means any direct or indirect Subsidiary of Airgas which is not is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Foreign Swingline Borrower” has the meaning specified in Section 3.3(a).

“Foreign Swingline Facility” has the meaning specified in Section 3.3(a).

“Foreign Swingline Facility Notice” has the meaning specified in Section 3.3(a).

“Foreign Swingline Facility Reserve” means, at any time, the U.S. Dollar Equivalent of the aggregate of the Foreign Swingline Sublimits then in effect for all Foreign Swingline Facilities.

“Foreign Swingline Lender” has the meaning specified in Section 3.3(a).

“Foreign Swingline Loan” has the meaning specified in Section 3.3(b).

“Foreign Swingline Sublimit” has the meaning specified in Section 3.3(a).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the U.S. Issuing Lenders, such Defaulting Lender’s Applicable Percentage of the outstanding U.S. LOC Obligations other than U.S. LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the U.S. Swingline Lender, such Defaulting Lender’s Applicable Percentage of U.S. Swingline Loans other than U.S. Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (c) with respect to the Foreign Swingline Lenders, such Defaulting Lender’s Applicable Percentage of Foreign Swingline Loans other than Foreign Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person

(other than trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (iv) the implied principal component of all obligations of such Person under Capital Leases, (v) all Guaranty Obligations of such Person with respect to Funded Indebtedness of another Person, (vi) all net obligations of such Person in respect of Hedging Agreements, (vii) the maximum available amount of, and all unreimbursed drawings under, all standby letters of credit or acceptances issued or created for the account of such Person (provided, however, in connection with any calculation hereunder of Funded Indebtedness of the Consolidated Parties on a consolidated basis, there shall be excluded any standby letter of credit or acceptance (together with any unreimbursed drawings under such letter of credit or acceptance) which supports any Funded Indebtedness of any Consolidated Party that would otherwise be included in such calculation), (viii) the principal portion of all obligations of such Person under Synthetic Leases, (ix) all Disqualified Stock of such Person, and (x) the Attributed Principal Amount under any Securitization Transaction of such Person or any of its Receivables Subsidiaries, and (xi) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed. The Funded Indebtedness of any Person (a) shall include the Funded Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent that such Person is legally liable for such Funded Indebtedness and (b) shall not include any Indebtedness of a Consolidated Party owing to another Consolidated Party.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” means any Federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements to the extent such agreements or arrangements constitute a legally binding monetary obligation) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” means any interest rate protection agreement, commodities purchase agreement or foreign currency exchange agreement.

“HMRC DT Treaty Passport Scheme” means the United Kingdom HM Revenue & Customs DT Treaty Passport scheme for companies or other fiscally opaque entities resident in a country with which the United Kingdom has a double taxation treaty that provides for relief from United Kingdom income tax on interest arising in the United Kingdom.

“Indebtedness” of any Person means, without duplication, (i) all Funded Indebtedness of such Person, (ii) all Guaranty Obligations of such Person, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) and (iv) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements. The Indebtedness of any Person (a) shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent that such Person is legally liable for such Indebtedness and (b) shall not include any Indebtedness of a Consolidated Party owing to another Consolidated Party.

“Interest Payment Date” means (i) as to any U.S. Base Rate Loan, the last day of each March, June, September and December, the date of repayment of principal of such Loan and the Maturity Date, (ii) as to any Eurocurrency Loan or any U.S. Swingline Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Maturity Date, and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurocurrency Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day. Notwithstanding the forgoing, as to any Foreign Swingline Loans, “Interest Payment Date” shall be the dates agreed to by the applicable Borrower(s) and the applicable Foreign Swingline Lender for the payments of interest in respect of such Foreign Swingline Loan.

“Interest Period” means (i) as to any Eurocurrency Loan, a period of one, two, three, six or twelve month’s duration, as the applicable Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals), and (ii) as to any U.S. Swingline Loan, a period commencing in each case on the date of the borrowing and ending on the date agreed to by Airgas and the U.S. Swingline Lender in accordance with the provisions of Section 2.3(b)(i) (such ending date in any event to be not more than thirty (30) days from the date of borrowing); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurocurrency Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Maturity Date, and (C) in the case of Eurocurrency Loans, where an Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end), such Interest Period shall end on the last Business Day of such calendar month in which the Interest Period is to end.

“ISP” means, with respect to any U.S. Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Lenders” means each U.S. Revolving Lender, each Foreign Currency Lender and, as the context requires, the U.S. Issuing Lenders, the U.S. Swingline Lender and the Foreign Swingline Lenders, together with their successors and permitted assigns.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, the Personal Property Security Act (Ontario) or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the U.S. Revolving Loans, the Foreign Currency Loans, the U.S. Swingline Loans and/or the Foreign Swingline Loans, individually or collectively, as appropriate.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1B.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Consolidated Parties taken as a whole, (ii) the ability of the Borrowers taken as a whole to perform any material obligation under the Credit Documents or (iii) the material rights and remedies of the Lenders under the Credit Documents.

“Material Subsidiary” means Subsidiaries of Airgas constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X under the Securities Exchange Act of 1934, as amended.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means September 13, 2014.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan which a Consolidated Party or any ERISA Affiliate and at least one employer other than a Consolidated Party or any ERISA Affiliate are contributing sponsors.

“New Commitment Agreement” has the meaning specified in Section 4.4(b).

“Non-Excluded Taxes” has the meaning specified in Section 4.10(a)(ii).

“Notice of Borrowing” means (a) in the case of U.S. Revolving Loans, a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i), or (b) in the case of Foreign Currency Loans, a written notice of borrowing in substantially the form of Exhibit 3.1(b)(i), as required by Section 3.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Exhibit 4.2, as required by Section 4.2.

“Obligations” means without duplication, all of the obligations of the Borrowers to the Lenders and the Agent, whenever arising, under this Credit Agreement, any of the other Credit Documents or otherwise with respect to any Loan or U.S. Letter of Credit (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent or the

U.S. Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.3(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Permitted Lien” means any Lien permitted by Section 8.2.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which Airgas, any Subsidiary of Airgas or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 7.1.

“PMP” means a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTR Scheme” means the Provisional Treaty Relief Scheme as described in the United Kingdom HM Revenue & Customs Guidelines dated January 2003 and administered by HM Revenue & Customs Residency, and any successor scheme thereto.

“Quoted Rate” means, with respect to any Quoted Rate U.S. Swingline Loan, the fixed percentage rate per annum offered by the U.S. Swingline Lender and accepted by Airgas with respect to such U.S. Swingline Loan as provided in accordance with the provisions of Section 2.3.

“Quoted Rate U.S. Swingline Loan” means a U.S. Swingline Loan bearing interest at a Quoted Rate.

“Receivables Subsidiary” means (i) Radnor Funding Corp., a Delaware corporation, and (ii) any other Subsidiary or Affiliate of Airgas to which any Consolidated Party sells, contributes or otherwise conveys any Securitization Assets in connection with a Securitization Transaction.

“Recipient” has the meaning specified in Section 4.10(h)(ii) for the purposes of that subsection.

“Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the post-event notice requirement is waived under PBGC Reg. Section 4043.

“Required Foreign Currency Lenders” means, at any time, Foreign Currency Lenders holding in the aggregate more than 50% of (a) the unfunded Foreign Currency Commitments and the U.S. Dollar Equivalent of the outstanding Foreign Currency Loans, Foreign Swingline Loans and participations therein or (b) if the Foreign Currency Commitments have been terminated, the U.S. Dollar Equivalent of the outstanding Foreign Currency Loans and Foreign Swingline Loans. The unfunded Foreign Currency Commitments of, and the outstanding Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Foreign Currency Lenders.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, U.S. LOC Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, U.S. LOC Obligations and participations therein. The unfunded Commitments of, and the outstanding Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required U.S. Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded U.S. Revolving Commitments and the outstanding Loans (other than Foreign Currency Loans and Foreign Swingline Loans), U.S. LOC Obligations and participations therein or (b) if the U.S. Revolving Commitments have been terminated, the outstanding Loans (other than Foreign Currency Loans and Foreign Swingline Loans), U.S. LOC Obligations and participations therein. The unfunded U.S. Revolving Commitments of, and the outstanding Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property.

“Responsible Officer” means an Executive Officer, president, assistant treasurer or controller of a Borrower, and, solely for purposes of notices given pursuant to Article II and Article III, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Foreign Currency Loan denominated in a Foreign Currency, (ii) each date of an extension of a Foreign Currency Loan denominated in a Foreign Currency pursuant to Section 4.2, and (iii) such additional dates during the continuance of an Event of Default as the Agent shall reasonably request or the Required Foreign Currency Lenders shall require and (b) with respect to any U.S. Letter of Credit, each of the following: (i) each date of issuance of a U.S. Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such U.S. Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the U.S. Issuing Lender under any U.S. Letter of Credit denominated in a Foreign Currency, and (iv) such additional dates during the continuance of an Event of Default as the Agent or the U.S. Issuing Lender shall determine or the Required U.S. Lenders shall require.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in any other currency, same day or other funds as may be determined by the Agent or the U.S. Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Securitization Assets” means any accounts or trade receivable, notes receivable, rights to future lease payments or residuals or capital, or any other asset or a portion or interest therein that is or could be securitized, together with certain related property relating thereto and the right to collections thereon, which are subject to a Securitization Transaction.

“Securitization Transaction” means any transaction or series of transactions pursuant to which a Person may sell, convey or otherwise transfer to (i) a Subsidiary or Affiliate, or (ii) any other Person, or may grant a security interest in, any Securitization Assets (or any portion or interest therein) of such Person, including, without limitation, any sale, lease, whole loan sale, secured loan or other transfer.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Special Notice Currency” means at any time a Foreign Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for any currency means the rate quoted by the Agent or the U.S. Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the U.S. Issuing Lender may obtain such spot rate from another financial institution designated by the Agent or the U.S. Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency and provided further that the U.S. Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any U.S. Letter of Credit denominated in a Foreign Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Party” has the meaning specified in Section 4.10(h)(ii).

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time. Unless otherwise specified, “Subsidiary” means a Subsidiary of Airgas.

“Supplier” has the meaning specified in Section 4.10(h)(ii) for the purposes of that subsection.

“Syndicate Manager” has the meaning specified in Section 4.10(f).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Termination Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by Airgas, any Subsidiary of Airgas or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Single Employer Plan pursuant to Section 4041(a) or pursuant to Section 4041A of ERISA for a Multiemployer Plan; (iv) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan; or (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan.

“UK Borrower” means a Foreign Borrower which is incorporated in the United Kingdom or is incorporated outside of the United Kingdom but resident for tax purposes in the United Kingdom.

“United Kingdom Tax” has the meaning specified in Section 4.10(e).

“United States” means the United States of America.

“U.S. Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.0% The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“U.S. Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the U.S. Base Rate.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any currency other than U.S. Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Agent or the U.S. Issuing Lender, as the case may be at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date, unless otherwise specified herein) for the purchase of U.S. Dollars with such other currency.

“U.S. Dollars” and “$” means dollars in lawful currency of the United States.

“U.S. Issuing Lender” means, with respect to a particular U.S. Letter of Credit, (i) Bank of America, in its capacity as issuer of such U.S. Letter of Credit or (ii) such other U.S. Revolving Lender selected by Airgas and consented to by such U.S. Revolving Lender (upon notice to the Agent) from time to time to issue such U.S. Letter of Credit. In the event there is more than one U.S. Issuing Lender at any time, references herein and in the other Credit Documents to the U.S. Issuing Lender shall be deemed to refer to the U.S. Issuing Lender in respect of the applicable U.S. Letter of Credit or to all U.S. Issuing Lenders, as the context requires.

“U.S. Letter of Credit” means (i) any standby or trade letter of credit issued by the U.S. Issuing Lender for the account of Airgas (or its Subsidiaries) in accordance with the terms of Section 2.2 and (ii) any Existing U.S. Letter of Credit. U.S. Letters of Credit may be denominated in U.S. Dollars or in a Foreign Currency.

“U.S. LOC Documents” means, with respect to any U.S. Letter of Credit, such U.S. Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such U.S. Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“U.S. LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under U.S. Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such U.S. Letters of Credit plus (ii) the aggregate amount of all drawings under U.S. Letters of Credit honored by the U.S. Issuing Lender but not theretofore reimbursed. For purposes of computing the amount available to be drawn under any U.S. Letter of Credit, the amount of such U.S. Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Credit Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such U.S. Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“U.S. LOC Sublimit” means an amount equal to the lesser of (a) $65,000,000 and (b) the U.S. Revolving Committed Amount. The U.S. LOC Sublimit is part of, an not in addition to, the U.S. Revolving Committed Amount.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Revolving Commitment” means, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender in an aggregate principal amount at any time outstanding of up to such U.S. Revolving Lender’s Applicable Percentage of the U.S. Revolving Committed Amount, (i) to make U.S. Revolving Loans in accordance with the provisions of Section 2.1(a), (ii) to purchase participation interests in U.S. Letters of Credit in accordance with the provisions of Section 2.2(c), and (iii) to purchase participation interests in the U.S. Swingline Loans in accordance with the provisions of Section 2.3(b)(iii).

“U.S. Revolving Commitment Unused Fee” has the meaning specified in Section 4.5(a)(i).

“U.S. Revolving Committed Amount” has the meaning specified in Section 2.1(a).

“U.S. Revolving Lenders” means (i) those Lenders that have U.S. Revolving Commitments and are identified as Lenders on the signature pages attached hereto and (ii) any Person which becomes a U.S. Revolving Lender by executing a New Commitment Agreement pursuant to Section 4.4(b), together with their successors and assigns.

“U.S. Revolving Loans” has the meaning specified in Section 2.1(a).

“U.S. Swingline Lender” means Bank of America.

“U.S. Swingline Loan” means a loan made pursuant to and defined in Section 2.3(a).

“U.S. Swingline Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the U.S. Revolving Committed Amount. The U.S. Swingline Sublimit is part of, an not in addition to, the U.S. Revolving Committed Amount.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.10(b)(ii)(C).

“VAT” means (a) within the European Union, tax levied in accordance with (but subject to derogations from) European Counsel Directive 2006/112/EC, and (b) outside the European Union, any tax levied by reference to added value or sales.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2 Computation of Time Periods; Times of Day.

(a) For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

(b) Unless otherwise specified, all references herein to times of day shall be references to Eastern standard time or Eastern daylight time, as applicable.

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis; provided, however, that calculations of the implied principal component of all obligations under any Synthetic Lease or the implied interest component of any rent paid under any Synthetic Lease shall be made by Airgas in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements as of March 31, 2010); provided, however, if (a) Airgas shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within thirty days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Airgas to the Lenders as to which no such objection shall have been made.

1.4 U.S. Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a U.S. Letter of Credit at any time shall be deemed to be the U.S. Dollar Equivalent of the stated amount of such U.S. Letter of Credit in effect at such time; provided, however, that with respect to any U.S. Letter of Credit that, by its terms or the terms of any U.S. LOC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such U.S. Letter of Credit shall be deemed to be the U.S. Dollar Equivalent of the maximum stated amount of such U.S. Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5 Additional Foreign Currencies.

(a) Airgas may from time to time request that Foreign Currency Loans be made and/or U.S. Letters of Credit be issued in a currency other than those specifically listed in the definition of “Foreign Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Foreign Currency Loans, such request shall be subject to the approval of the Agent and the Foreign Currency Lenders; and in the case of any such request with respect to the issuance of U.S. Letters of Credit, such request shall be subject to the approval of the Agent and the U.S. Issuing Lender.

(b) Any such request shall be made to the Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired borrowing or desired issuance of a U.S. Letter of Credit (or, if requested by Airgas, such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to U.S. Letters of Credit, the U.S. Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Foreign Currency Loans, the Agent shall promptly notify each Foreign Currency Lender thereof. Each Foreign Currency Lender (in the case of any such request pertaining to Foreign Currency Loans) or the U.S. Issuing Lender (in the case of a request pertaining to U.S. Letters of Credit) shall notify the Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Foreign Currency Loans or the issuance of U.S. Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Foreign Currency Lender or the U.S. Issuing Lender, as the case may be, to respond to such request within the time period specified in Section 1.5(b) shall be deemed to be a refusal by such Foreign Currency Lender or the U.S. Issuing Lender, as the case may be, to permit Foreign Currency Loans to be made or U.S. Letters of Credit to be issued in such requested currency. If the Agent and all the Foreign Currency Lenders consent to making Foreign Currency Loans in such requested currency, the Agent shall so notify Airgas and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any borrowings of Foreign Currency Loans; and if the Agent and the U.S. Issuing Lender consent to the issuance of U.S. Letters of Credit in such requested currency, the Agent shall so notify Airgas and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any U.S. Letter of Credit issuances. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.5, the Agent shall promptly so notify Airgas.

1.6 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU

Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify, after consultation with Airgas, to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify, after consultation with Airgas, to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.7 Exchange Rates; Currency Equivalents.

The Agent or the U.S. Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Foreign Currency Loans and/or U.S. Letters of Credit, as applicable, denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Airgas hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Credit Documents shall be such U.S. Dollar Equivalent amount as so determined by the Agent or the U.S. Issuing Lender, as applicable.

ARTICLE II

U.S. DOLLAR CREDIT FACILITIES

2.1 U.S. Revolving Loans.

(a) U.S. Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each U.S. Revolving Lender severally agrees to make available to Airgas such U.S. Revolving Lender’s Applicable Percentage of revolving credit loans requested by Airgas in U.S. Dollars (“U.S. Revolving Loans”) from time to time from the Closing Date until the Maturity Date, or such earlier date as the U.S. Revolving Commitments shall have been terminated as provided herein; provided, however, that the aggregate principal amount of outstanding U.S. Revolving Loans shall not exceed SIX HUNDRED FIFTY MILLION U.S. DOLLARS ($650,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as provided in Section 4.4, the “U.S. Revolving Committed Amount”); provided, further, (i) with regard to each U.S. Revolving Lender individually, such U.S. Revolving Lender’s outstanding U.S. Revolving Loans shall not exceed such U.S. Revolving Lender’s Applicable Percentage of the U.S. Revolving Committed Amount and (ii) with regard to the U.S. Revolving Lenders collectively, the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus the aggregate U.S. LOC Obligations outstanding shall not exceed the U.S. Revolving Committed Amount. U.S. Revolving Loans may consist of U.S. Base Rate Loans or Eurocurrency Loans, or a combination thereof, as Airgas may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that no more than eleven (11) Eurocurrency Loans which are U.S. Revolving Loans shall be outstanding hereunder at any time. For purposes hereof, Eurocurrency Loans with different Interest Periods shall be considered as separate Eurocurrency Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period.

(b) U.S. Revolving Loan Borrowings.

(i) Notice of Borrowing. Airgas (through a Responsible Officer) shall request a U.S. Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Agent not later than 11:00 A.M. on the Business Day of the requested borrowing in the case of U.S. Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurocurrency Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a U.S. Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of U.S. Base Rate Loans, Eurocurrency Loans or a combination thereof, and if Eurocurrency Loans are requested, the Interest Period(s) therefor. If Airgas shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurocurrency Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of U.S. Revolving Loan requested, then such notice shall be deemed to be a request for a U.S. Base Rate Loan hereunder. The Agent shall give notice to each U.S. Revolving Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), specifying the contents thereof and each such U.S. Revolving Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Eurocurrency Loan or U.S. Base Rate Loan shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the U.S. Revolving Committed Amount, if less).

(iii) Advances. Each U.S. Revolving Lender will make its Applicable Percentage of each U.S. Revolving Loan borrowing available to the Agent for the account of Airgas by 1:00 P.M. on the date specified in the applicable Notice of Borrowing in U.S. Dollars and in Same Day Funds to the Agent. Such borrowing will then be made available to Airgas by the Agent in like funds as received by the Agent by (A) crediting the account of Airgas on the books of the Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by Airgas.

(c) Repayment. Airgas promises to pay the principal amount of all U.S. Revolving Loans in full on the Maturity Date.

(d) Interest. Subject to the provisions of Section 4.1,

(i) U.S. Base Rate Loans. During such periods as U.S. Revolving Loans shall be comprised in whole or in part of U.S. Base Rate Loans, such U.S. Base Rate Loans shall bear interest at a per annum rate equal to the U.S. Base Rate plus the Applicable Rate; and

(ii) Eurocurrency Loans. During such periods as U.S. Revolving Loans shall be comprised in whole or in part of Eurocurrency Loans, such Eurocurrency Loans shall bear interest at a per annum rate equal to the Eurocurrency Rate plus the Applicable Rate.

Airgas promises to pay interest on U.S. Revolving Loans in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

2.2 U.S. Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the U.S. LOC Documents, if any, and any other terms and conditions which the U.S. Issuing Lender may reasonably require, and in reliance upon the agreements of Airgas and U.S. Revolving Lenders set forth herein, the U.S. Issuing Lender agrees to issue U.S. Letters of Credit for the account of Airgas or its Subsidiaries in U.S. Dollars or in one or more Foreign Currencies from the Closing Date until the Maturity Date, as Airgas may request, in a form acceptable to the U.S. Issuing Lender; and subject to the terms and conditions hereof, the U.S. Revolving Lenders severally agree to participate in U.S. Letters of Credit issued for the account of Airgas or its Subsidiaries and any drawings thereunder; provided, however, that (i) the U.S. LOC Obligations outstanding shall not at any time exceed the U.S. LOC Sublimit and (ii) the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus the aggregate U.S. LOC Obligations outstanding shall not at any time exceed the U.S. Revolving Committed Amount. No U.S. Letter of Credit shall (x) subject to Section 2.2(b)(iv), have an original expiry date more than one year from the date of issuance, or (y) as originally issued or as extended, have an expiry date extending beyond the Maturity Date. Each U.S. Letter of Credit shall comply with the related U.S. LOC Documents. The issuance date of each U.S. Letter of Credit shall be a Business Day.

The U.S. Issuing Lender shall not be under any obligation to issue any U.S. Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the U.S. Issuing Lender from issuing such U.S. Letter of Credit, or any law applicable to the U.S. Issuing Lender or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the U.S. Issuing Lender shall prohibit, or direct that the U.S. Issuing Lender refrain from, the issuance of letters of credit generally or such U.S. Letter of Credit in particular or shall impose upon the U.S. Issuing Lender with respect to such U.S. Letter of Credit any restriction, reserve or capital requirement (for which the U.S. Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the U.S. Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the U.S. Issuing Lender in good faith deems material to it;

(ii) the issuance of such U.S. Letter of Credit would violate one or more policies of the U.S. Issuing Lender applicable to letters of credit generally;

(iii) the U.S. Issuing Lender does not as of the issuance date of such requested U.S. Letter of Credit issue letters of credit in the requested currency; or

(iv) any Lender is at that time a Defaulting Lender, unless the U.S. Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the U.S. Issuing Lender (in its sole discretion) with Airgas or such U.S. Revolving Lender to eliminate the U.S. Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 4.16(a)(iv)) with respect to the Defaulting Lender arising from either the U.S. Letter of Credit then proposed to be issued or that U.S. Letter of Credit and all other U.S. LOC Obligations as to which the U.S. Issuing Lender has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

(b) Procedures of Issuance; Reports.

(i) The request for the issuance of a U.S. Letter of Credit shall be submitted by Airgas (through a Responsible Officer) to the U.S. Issuing Lender with a copy to the Agent at least three (3) Business Days prior to the requested date of issuance (or such later date and time as the Agent and the U.S. Issuing Lender may agree in a particular instance in their sole discretion). Such request shall be submitted using the form of letter of credit application in use by the U.S. Issuing Lender at such time. In the case of a request for an initial issuance of a U.S. Letter of Credit, such letter of credit application shall specify in form and detail reasonably satisfactory to the U.S. Issuing Lender: (A) the proposed issuance date of the requested U.S. Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested U.S. Letter of Credit; and (H) such other matters as the U.S. Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding U.S. Letter of Credit, such letter of credit application shall specify in form and detail reasonably satisfactory to the U.S. Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the U.S. Issuing Lender may reasonably require. Additionally, Airgas shall furnish to the U.S. Issuing Lender and the Agent such other documents and information pertaining to such requested U.S. Letter of Credit issuance or amendment, including any LOC Documents, as the U.S. Issuing Lender or the Agent may reasonably require.

(ii) Promptly after receipt of any letter of credit application, the U.S. Issuing Lender will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such letter of credit application from Airgas and, if not, the U.S. Issuing Lender will provide the Agent with a copy thereof. Unless the U.S. Issuing Lender has received written notice from any Lender, the Agent or any Borrower, at least one Business Day prior to the requested date of issuance of the applicable U.S. Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the U.S. Issuing Lender shall, on the requested date, issue a U.S. Letter of Credit for the account of Airgas or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the U.S. Issuing Lender’s usual and customary business practices.

(iii) Promptly after its delivery of any U.S. Letter of Credit or any amendment to a U.S. Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the U.S. Issuing Lender will also deliver to Airgas and the Agent a true and complete copy of such U.S. Letter of Credit or amendment. Airgas shall promptly examine a copy of each U.S. Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Airgas’ instructions or other irregularity, Airgas will immediately notify the U.S. Issuing Lender.

(iv) If Airgas so requests in any applicable letter of credit application, the U.S. Issuing Lender may, in its sole discretion, agree to issue a U.S. Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the U.S. Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such U.S. Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such U.S. Letter of Credit is issued. Unless otherwise directed by the U.S. Issuing Lender, Airgas shall not be required to make a specific request to the U.S. Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the U.S. Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such

Letter of Credit at any time to an expiry date not later than the Maturity Date; provided, however, that the U.S. Issuing Lender shall not permit any such extension if (A) the U.S. Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such U.S. Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.2(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Required U.S. Lenders have elected not to permit such extension or (2) from the Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each case directing the U.S. Issuing Lender not to permit such extension.

(v) The U.S. Issuing Lender will, at least quarterly and more frequently upon request, disseminate to the Agent and each of the U.S. Revolving Lenders a detailed report specifying the U.S. Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount, expiry date as well as any payment or expirations which may have occurred.

(c) Participation. Each U.S. Revolving Lender, upon issuance of a U.S. Letter of Credit (or, in the case of each Existing U.S. Letter of Credit, on the Closing Date), shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase without recourse a risk participation from the U.S. Issuing Lender in such U.S. Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Applicable Percentage of the amount such U.S. Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the U.S. Issuing Lender therefor and discharge when due, its Applicable Percentage of the obligations arising under such U.S. Letter of Credit. Without limiting the scope and nature of each U.S. Revolving Lender’s participation in any U.S. Letter of Credit, to the extent that the U.S. Issuing Lender has not been reimbursed as required hereunder or under any such U.S. Letter of Credit, each such U.S. Revolving Lender shall pay to the U.S. Issuing Lender its Applicable Percentage of such unreimbursed drawing in U.S. Dollars and in Same Day Funds on the day of notification by the U.S. Issuing Lender of an unreimbursed drawing pursuant to the provisions of Section 2.2(d). The obligation of each U.S. Revolving Lender to so reimburse the U.S. Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Airgas to reimburse the U.S. Issuing Lender under any U.S. Letter of Credit, together with interest as hereinafter provided.

(d) Drawings and Reimbursement. Upon receipt from the beneficiary of any U.S. Letter of Credit of any notice of drawing under such U.S. Letter of Credit, the U.S. Issuing Lender shall notify Airgas and the Agent thereof. Unless Airgas shall immediately notify the U.S. Issuing Lender that Airgas intends to otherwise reimburse the U.S. Issuing Lender for such drawing, Airgas shall be deemed to have requested that the U.S. Revolving Lenders make a U.S. Revolving Loan in the U.S. Dollar Equivalent amount of the drawing as provided in Section 2.2(e) on the related U.S. Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. Airgas promises to reimburse the U.S. Issuing Lender on the day (or the next succeeding Business Day if Airgas receives notice of the drawing after 12:00 noon on such day) of drawing under any U.S. Letter of Credit (either with the proceeds of a U.S. Revolving Loan obtained hereunder or otherwise) in Same Day Funds; in the case of a drawing under a U.S. Letter of Credit denominated in a Foreign Currency with respect to which Airgas has notified the U.S. Issuing Lender as provided in the immediately preceding sentence, such reimbursement shall be made in the applicable Foreign Currency, unless (A) the U.S. Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars, Airgas shall have notified the U.S. Issuing Lender promptly following receipt of the notice of drawing that Airgas will reimburse the U.S. Issuing Lender in U.S. Dollars. If Airgas shall fail to reimburse the U.S. Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Default Rate. Airgas’ reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment Airgas may claim or have against the U.S. Issuing Lender, the Agent, the U.S. Revolving Lenders, the beneficiary of the U.S. Letter of Credit drawn upon or any other Person, including without limitation any defense based on: (i) any failure of Airgas to receive consideration, (ii) the legality, validity, regularity or unenforceability of a U.S. Letter of Credit, (iii) any draft, demand, certificate or other document presented under a U.S. Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (iv) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a U.S. Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Airgas. The Agent will promptly notify the U.S. Revolving Lenders of the U.S. Dollar Equivalent amount of any unreimbursed drawing under any U.S. Letter of Credit, and each U.S. Revolving Lender shall promptly pay to the Agent for the account of the U.S. Issuing Lender in U.S. Dollars and in immediately available funds, the amount of such U.S. Revolving Lender’s Applicable Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such U.S. Revolving Lender from the U.S. Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 NOON on the Business Day next succeeding the day such notice is received. If such U.S. Revolving Lender does not pay such amount to the U.S. Issuing Lender in full upon such request, such U.S. Revolving Lender shall, on demand, pay to the Agent for the account of the U.S. Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such U.S. Revolving Lender pays such amount to the U.S. Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such U.S. Revolving Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the U.S. Base Rate. Each U.S. Revolving Lender’s obligation to make such payment to the U.S. Issuing Lender, and the right of the U.S. Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of Airgas hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a U.S. Revolving Lender to the U.S. Issuing Lender, such U.S. Revolving Lender shall, automatically and without any further action on the part of the U.S. Issuing Lender or such U.S. Revolving Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the U.S. Issuing Lender) in the related unreimbursed drawing portion of the U.S. LOC Obligation and in the interest thereon and in the related U.S. LOC Documents, and shall have a claim against Airgas with respect thereto. Any notice given by the U.S. Issuing Lender or the Agent pursuant to this Section 2.2(d) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(e) Repayment with U.S. Revolving Loans. On any day on which Airgas shall have requested, or shall be deemed to have requested, a U.S. Revolving Loan advance to reimburse a drawing under a U.S. Letter of Credit, the Agent shall give notice to the U.S. Revolving Lenders that a U.S. Revolving Loan has been requested or deemed requested by Airgas to be made in connection with a drawing under a U.S. Letter of Credit, in which case a U.S. Revolving Loan advance comprised of U.S. Base Rate Loans (or Eurocurrency Loans to the extent Airgas has complied with the procedures of Section 2.1(b)(i) with respect thereto) shall be immediately made to Airgas by all U.S. Revolving Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Applicable Percentages of the U.S. Revolving Lenders and the proceeds thereof shall be paid directly to the U.S. Issuing Lender for application to the respective U.S. LOC Obligations. Each U.S. Revolving Lender hereby irrevocably agrees to make its Applicable Percentage of each such U.S. Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of U.S. Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for U.S. Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which U.S. Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any U.S. Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Airgas), then each U.S. Revolving Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from Airgas on or after such date and prior to such purchase) from the U.S. Issuing Lender in U.S. Dollars such participation in the outstanding U.S. LOC Obligations as shall be necessary to cause each U.S. Revolving Lender to share in such U.S. LOC Obligations ratably (based upon the respective Applicable Percentages of the U.S. Revolving Lenders), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing U.S. Revolving Lender shall be required to pay to the U.S. Issuing Lender, to the extent not paid to the U.S. Issuing Lender by Airgas in accordance with the terms of Section 2.2(d), interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the U.S. Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the U.S. Base Rate. Until each U.S. Revolving Lender funds its U.S. Revolving Loan or purchases its participation pursuant to this Section 2.2(e) to reimburse the U.S. Issuing Lender for any amount drawn under any U.S. Letter of Credit, interest in respect of such U.S. Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the U.S. Issuing Lender.

(f) Repayment of Participations.

(i) At any time after the U.S. Issuing Lender has made a payment under any U.S. Letter of Credit and has received from any U.S. Revolving Lender such U.S. Revolving Lender’s payment of its participation interest in respect of such payment in accordance with Section 2.2(e), if the Agent receives for the account of the U.S. Issuing Lender any payment in respect of the related unreimbursed drawing or interest thereon (whether directly from Airgas or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such U.S. Revolving Lender its Applicable Percentage thereof in U.S. Dollars and in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of the U.S. Issuing Lender pursuant to Section 2.2(e) is required to be returned under any of the circumstances described in Section 11.20 (including pursuant to any settlement entered into by the U.S. Issuing Lender in its discretion), each U.S. Revolving Lender shall pay to the Agent for the account of the U.S. Issuing Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such U.S. Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the U.S. Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(g) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a), a U.S. Letter of Credit issued hereunder may contain a statement to the effect that such U.S. Letter of Credit is issued for the account of a Subsidiary of Airgas, provided that notwithstanding such statement, Airgas shall be the actual account party for all purposes of this Credit Agreement for such U.S. Letter of Credit and such statement shall not affect Airgas’ reimbursement obligations hereunder with respect to such U.S. Letter of Credit.

(h) Renewal, Extension. The renewal or extension of any U.S. Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new U.S. Letter of Credit hereunder.

(i) Applicability of ISP and UCP. Unless otherwise expressly agreed by the U.S. Issuing Lender and Airgas when a U.S. Letter of Credit is issued (including any such agreement applicable to an Existing U.S. Letter of Credit), (i) the rules of the ISP shall apply to each standby U.S. Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each trade U.S. Letter of Credit.

(j) Indemnification; Nature of U.S. Issuing Lender’s Duties.

(i) Airgas agrees to indemnify and hold harmless the U.S. Issuing Lender, each other U.S. Revolving Lender, the Agent and each of their respective officers, directors, affiliates, employees or agents (the “Indemnitees”) from and against any and all claims and damages, losses, liabilities, costs and expenses which the Indemnitees may incur (or which may be claimed against any Indemnitee) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any U.S. Letter of Credit; provided that Airgas shall not be required to indemnify any Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (A) caused by the willful misconduct or gross negligence of such Indemnitee in determining whether a request presented under any U.S. Letter of Credit complied with the terms of such U.S. Letter of Credit or (B) caused by the U.S. Issuing Lender’s failure to pay under any U.S. Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such U.S. Letter of Credit (unless such payment is prohibited by any law, regulation, court order or decree).

(ii) Airgas agrees, as between Airgas and the U.S. Issuing Lender, Airgas shall assume all risks of the acts, omissions or misuse of any U.S. Letter of Credit by the beneficiary thereof.

(iii) The U.S. Issuing Lender shall not, in any way, be liable for any failure by the U.S. Issuing Lender or anyone else to pay any drawing under any U.S. Letter of Credit as a result of any cause beyond the control of the U.S. Issuing Lender.

(iv) Nothing in this Section 2.2(j) is intended to limit the reimbursement obligations of Airgas contained in Section 2.2(d). The obligations of Airgas under this Section 2.2(j) shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a U.S. Letter of Credit shall in any way affect or impair the rights of the U.S. Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this Section 2.2(j), Airgas shall have no obligation to indemnify the U.S. Issuing Lender in respect of any liability incurred by the U.S. Issuing Lender (A) arising out of the gross negligence or willful misconduct of the U.S. Issuing Lender, or (B) caused by the U.S. Issuing Lender’s failure to pay under any U.S. Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such U.S. Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(k) Responsibility of U.S. Issuing Lender. It is expressly understood and agreed that the obligations of the U.S. Issuing Lender hereunder to the U.S. Revolving Lenders are only those expressly set forth in this Credit Agreement and that the U.S. Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any U.S. Revolving Lender to recover from the U.S. Issuing Lender any amounts made available by such U.S. Revolving Lender to the U.S. Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a U.S. Letter of Credit constituted gross negligence or willful misconduct on the part of the U.S. Issuing Lender. Each Lender and the Borrowers agree that, in paying any drawing under a U.S. Letter of Credit, the U.S. Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such U.S. Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the U.S. Issuing Lender, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the U.S. Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or U.S. LOC Document. In furtherance and not in limitation of the foregoing, the U.S. Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the U.S. Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a U.S. Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(l) Conflict with U.S. LOC Documents. In the event of any conflict between this Credit Agreement and any U.S. LOC Document (including any letter of credit application), this Credit Agreement shall control.

(m) Role of Agent. Airgas and each U.S. Issuing Lender agree to provide the Agent with a copy of any notice or report otherwise required to be furnished by such Person to any other Person pursuant to Sections 2.2(a), 2.2(b) or 2.2(d). Furthermore, all payments required to be made by any U.S. Revolving Lender to a U.S. Issuing Lender pursuant to Section 2.2 shall be made to the Agent, for the account of such U.S. Issuing Lender, and the Agent shall distribute such payments to such U.S. Issuing Lender.

2.3 U.S. Swingline Loan Subfacility.

(a) U.S. Swingline Loans. Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other U.S. Revolving Lenders set forth in this Section 2.3, the U.S. Swingline Lender shall make revolving credit loans requested by Airgas in U.S. Dollars to Airgas (each a “U.S. Swingline Loan” and, collectively, the “U.S. Swingline Loans”) from time to time from the Closing Date until the Maturity Date, unless (x) any U.S. Revolving Lender at such time is a Defaulting Lender and (y) the U.S. Swingline Lender has not entered into arrangements reasonably satisfactory to it with Airgas or such Defaulting Lender to eliminate the U.S. Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender (including by operation of Section 4.16(a)(iv)), in which case the U.S. Swingline Lender may in its discretion, make such U.S. Swingline Loans; provided, however, (i) the aggregate principal amount of U.S. Swingline Loans outstanding at any time shall not exceed the U.S. Swingline Sublimit, and (ii) the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus the aggregate U.S. LOC Obligations outstanding shall not exceed the U.S. Revolving Committed Amount. U.S. Swingline Loans hereunder shall be made as U.S. Base Rate Loans or Quoted Rate U.S. Swingline Loans as Airgas may request in accordance with the provisions of this Section 2.3, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) U.S. Swingline Loan Advances.

(i) Notices; Disbursement. Whenever Airgas desires a U.S. Swingline Loan advance hereunder, a Responsible Officer shall give written notice (or telephone notice promptly confirmed in writing) to the U.S. Swingline Lender not later than 2:00 P.M. on the Business Day of the requested U.S. Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a U.S. Swingline Loan advance is requested, (B) the date of the requested U.S. Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the U.S. Swingline Loan advance requested. Each U.S. Swingline Loan shall be made as a U.S. Base Rate Loan or a Quoted Rate U.S. Swingline Loan and shall have such maturity date as the U.S. Swingline Lender and Airgas shall agree upon receipt by the U.S. Swingline Lender of any such notice from Airgas. The U.S. Swingline Lender shall credit the funds requested to an Airgas account maintained with the Swingline Lender by 3:00 P.M. on the Business Day of the requested borrowing.

(ii) Minimum Amounts. Each U.S. Swingline Loan advance shall be in a minimum principal amount of $100,000 and in integral multiples thereof (or the remaining amount of the U.S. Swingline Sublimit, if less).

(iii) Repayment of U.S. Swingline Loans. Airgas promises to pay the principal amount of all U.S. Swingline Loans on the earlier of (A) the maturity date agreed to by the U.S. Swingline Lender and Airgas with respect to such U.S. Swingline Loan (which maturity date shall not be a date more than thirty (30) days from the date of advance thereof) or (B) the Maturity Date. The U.S. Swingline Lender may, at any time, in its sole discretion, by written notice to Airgas and the U.S. Revolving Lenders, demand repayment of its U.S. Swingline Loans by way of a U.S. Revolving Loan advance, in which case Airgas shall be deemed to have requested a U.S. Revolving Loan advance comprised solely of U.S. Base Rate Loans in the amount of such U.S. Swingline Loans; provided, however, that any such demand (if not made prior thereto) shall be deemed to have been given one Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section 9.1 (or if such date is not a Business Day, the first Business Day succeeding such date) and upon acceleration of the Obligations and the exercise of remedies in accordance with the provisions of Section 9.2. Each U.S. Revolving Lender hereby irrevocably agrees to make its Applicable Percentage of each such U.S. Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of U.S. Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for a U.S. Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which U.S. Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any U.S. Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Airgas), then each U.S. Revolving Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from Airgas on or after such date and prior to such purchase) from the U.S. Swingline Lender such participations in the outstanding U.S. Swingline Loans as shall be necessary to cause each U.S. Revolving Lender to share in such U.S. Swingline Loans ratably based upon its Applicable Percentage of the U.S. Revolving Committed Amount, provided that (A) all interest payable on the U.S. Swingline Loans shall be for the account of the U.S. Swingline Lender until the date as of which the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Revolving Lender shall be required to pay to the U.S. Swingline Lender, to the extent not paid to the U.S. Swingline Lender by Airgas in accordance with the terms of Section 2.3(c)(ii), interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.

(c) Interest on U.S. Swingline Loans. (i) Subject to the provisions of Section 4.1, each U.S. Swingline Loan shall bear interest as follows:

(A) U.S. Base Rate Loans. If such U.S. Swingline Loan is a U.S. Base Rate Loan, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the U.S. Base Rate plus the Applicable Rate; and

(B) Quoted Rate U.S. Swingline Loans. If such U.S. Swingline Loan is a Quoted Rate U.S. Swingline Loan, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Quoted Rate applicable thereto.

Notwithstanding any other provision to the contrary set forth in this Credit Agreement, in the event that the principal amount of any Quoted Rate U.S. Swingline Loan is not repaid on the last day of the Interest Period for such Loan, then such Loan shall be automatically converted into a U.S. Base Rate Loan at the end of such Interest Period.

(ii) Payment of Interest. Airgas promises to pay interest on U.S. Swingline Loans in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

ARTICLE III

FOREIGN CURRENCY LOANS

3.1 Foreign Currency Loans.

(a) Foreign Currency Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Foreign Currency Lender severally agrees to make available to Airgas and the Foreign Borrowers such Foreign Currency Lender’s Applicable Percentage of revolving credit loans requested by Airgas or the applicable Foreign Borrower in U.S. Dollars or one or more Foreign Currencies (“Foreign Currency Loans”) from time to time from the Closing Date until the Maturity Date, or such earlier date as the Foreign Currency Commitments shall have been terminated as provided herein; provided, however, that the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans shall not exceed ONE HUNDRED MILLION U.S. DOLLARS ($100,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as provided in Section 4.4, the “Foreign Currency Committed Amount”); provided, further, (i) with regard to each Foreign Currency Lender individually, the U.S. Dollar Equivalent of such Foreign Currency Lender’s outstanding Foreign Currency Loans shall not exceed such Foreign Currency Lender’s Applicable Percentage of the Foreign Currency Committed Amount and (ii) with regard to the Foreign Currency Lenders collectively, the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans plus the Foreign Swingline Facility Reserve shall not exceed the Foreign Currency Committed Amount. Foreign Currency Loans denominated in Foreign Currencies shall consist of Eurocurrency Loans. Foreign Currency Loans denominated in U.S. Dollars may consist of (A) in the case of borrowings by Airgas, U.S. Base Rate Loans, Eurocurrency Loans or a combination thereof, as Airgas may request, and (B) in the case of any Foreign Borrower, Eurocurrency Loans only. Foreign Currency Loans may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that no more than eleven (11) Eurocurrency Loans which are Foreign Currency Loans (combined) shall be outstanding hereunder at any time. For purposes hereof, Eurocurrency Loans with different Interest Periods shall be considered as separate Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period.

(b) Foreign Currency Loan Borrowings.

(i) Notice of Borrowing. Airgas and each Foreign Borrower (through a Responsible Officer) shall request a Foreign Currency Loan borrowing by written notice (or, in the case of borrowings by Airgas denominated in U.S. Dollars, telephone notice promptly confirmed in writing) to the Agent not later than 11:00 A.M. (1) three Business Days prior to the requested date of any borrowing of Eurocurrency Loans denominated in U.S. Dollars, (2) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any borrowing of Eurocurrency Loans denominated in Foreign Currencies, and (3) on the requested date of any borrowing of U.S. Base Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Foreign Currency Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) the currency of such borrowing, (E) in the case of a Foreign Currency Loan to be denominated in U.S. Dollars, whether the borrowing shall be comprised of U.S. Base Rate Loans, Eurocurrency Loans or a combination thereof and (F) if applicable, the Interest Period(s) therefor. If Airgas or the applicable Foreign Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period, then such notice shall be deemed to be a request for an Interest Period of one month, (II) the currency of Foreign Currency Loan requested, then such notice shall be rejected until a currency is specified or (III) in the case of a Foreign Currency Loan denominated in U.S. Dollars, the type of Foreign Currency Loan requested, then (A) with respect to any borrowing by Airgas, such notice shall be deemed to be a request for a U.S. Base Rate Loan hereunder and (B) with respect to any borrowing by any Foreign Borrower, such notice shall be deemed to be a request for a Eurocurrency Loan with an Interest Period of one month. The Agent shall give notice to each Foreign Currency Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 3.1(b)(i), specifying the contents thereof and each such Foreign Currency Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Foreign Currency Loan shall be in a minimum aggregate principal amount not less than the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess thereof (or the remaining amount of the Foreign Currency Committed Amount, if less).

(iii) Advances. Each Foreign Currency Lender will make its Applicable Percentage of each Foreign Currency Loan borrowing available to the Agent for the account of Airgas or the applicable Foreign Borrower in Same Day Funds at the Agent’s office for the applicable currency not later than (x) 1:00 p.m., in the case of any Foreign Currency Loan denominated in U.S. Dollars, and (y) the Applicable Time specified by the Agent in the case of any Foreign Currency Loan in a Foreign Currency, in each case on the Business Day specified in the applicable Notice of Borrowing. Such borrowing will then be made available to Airgas or the applicable Foreign Borrower by the Agent in like funds as received by the Agent by (A) crediting the account of Airgas or such Foreign Borrower on the books of the Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by Airgas or such Foreign Borrower, as the case may be. Each Foreign Currency Lender, at its option, may make any Foreign Currency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(c) Repayment. Airgas and each Foreign Borrower promises to pay the principal amount of all Foreign Currency Loans owing by Airgas or such Foreign Borrower, as the case may be, in full on the Maturity Date. The Obligations of each Foreign Borrower shall be several in nature, although Airgas shall guarantee the Foreign Obligations as provided in Article XII.

(d) Interest. Subject to the provisions of Section 4.1:

(i) U.S. Base Rate Loans. During such periods as Foreign Currency Loans shall be comprised in whole or in part of U.S. Base Rate Loans, such U.S. Base Rate Loans shall bear interest at a per annum rate equal to the U.S. Base Rate plus the Applicable Rate; and

(ii) Eurocurrency Loans. During such periods as Foreign Currency Loans shall be comprised in whole or in part of Eurocurrency Loans, such Eurocurrency Loans shall bear interest at a per annum rate equal to the Eurocurrency Rate plus the Applicable Rate plus (in the case of a Eurocurrency Loan of any Foreign Currency Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost (it being understood that the interest calculated pursuant to this clause (ii) with respect to any Foreign Currency Lender shall be increased by the Mandatory Cost only to the extent that such Foreign Currency Lender is required to pay such Mandatory Cost).

Airgas and each Foreign Borrower promises to pay interest on the Foreign Currency Loans owing by such Person in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

3.2 Foreign Borrowers.

(a) Effective as of the Closing Date, each of (i) Red-D-Arc Limited, (ii) Airgas Canada, Inc., (iii) Red-D-Arc (UK) Limited and (iv) Red-D-Arc (Netherlands) B.V. shall be a “Foreign Borrower” hereunder and may receive Foreign Currency Loans for its account on the terms and conditions set forth in this Credit Agreement.

(b) Airgas may at any time, upon not less than ten (10) Business Days’ notice from Airgas to the Agent (or, if requested by Airgas, such shorter period as may be agreed by the Agent in its sole discretion), request that any additional wholly-owned Foreign Subsidiary of Airgas (an “Applicant Foreign Borrower”) be designated as a Foreign Borrower to receive Foreign Currency Loans hereunder by delivering to the Agent (which shall promptly deliver counterparts thereof to each Foreign Currency Lender) a duly executed notice in substantially the form of Exhibit 3.2(a) (a “Foreign Borrower Request”). If the Agent and the Foreign Currency Lenders agree that an Applicant Foreign Borrower shall be entitled to receive Foreign Currency Loans hereunder, then the Agent and the Foreign Currency Lenders shall send an agreement in substantially the form of Exhibit 3.2(b) (a “Foreign Borrower Joinder Agreement”) to Airgas specifying (i) the additional terms and conditions applicable to extensions of credit to such Applicant Foreign Borrower and (ii) the effective date upon which the Applicant Foreign Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon the execution thereof by Airgas and such Applicant Foreign Borrower, such Foreign Borrower shall be permitted to receive Foreign Currency Loans hereunder, on the terms and conditions set forth herein and therein, and such Foreign Borrower otherwise shall be a Borrower for all purposes of this Agreement. The parties hereto acknowledge and agree that prior to any Applicant Foreign Borrower becoming entitled to utilize the credit facilities provided for in this Article III the Agent and the Foreign Currency Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Agent, as may be required by the Agent or the Foreign Currency Lenders in their reasonable discretion. Notwithstanding the forgoing, to the extent that Airgas submits a Foreign Borrower Request with respect to an Applicant Foreign Borrower that is incorporated or otherwise organized under the laws of The Netherlands, Canada or the United Kingdom, such Applicant Foreign Borrower may become a Foreign Borrower upon the execution and delivery of a Foreign Borrower Joinder Agreement (which must only be signed by the Agent and which shall not contain any additional terms and conditions applicable to such Applicant Foreign Borrower); provided that the Agent shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Agent.

(c) The Obligations of all Foreign Borrowers shall be several in nature.

(d) Each Foreign Subsidiary of Airgas that is or becomes a “Foreign Borrower” pursuant to this Section 3.2 which is a UK Borrower shall, upon becoming a Foreign Borrower, make any filings (and provide copies of such filings) as required by, and in accordance with, Section 4.10(g).

(e) Each Foreign Subsidiary of Airgas that is or becomes a “Foreign Borrower” pursuant to this Section 3.2 hereby irrevocably appoints Airgas as its agent for all purposes relevant to this Credit Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Foreign Borrowers, or by each Foreign Borrower acting singly, shall be valid and effective if given or taken only by Airgas, whether or not any such other Foreign Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to Airgas in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each Foreign Borrower.

(f) Airgas may from time to time, upon not less than five (5) Business Days’ written notice from Airgas to the Agent (or such shorter period as may be agreed by the Agent in its sole discretion), terminate a Foreign Borrower’s status as such, provided that there are no outstanding Foreign Currency Loans payable by such Foreign Borrower, or other amounts payable by such Foreign Borrower on account of any Foreign Currency Loans made to it, as of the effective date of such termination. The Agent will promptly notify the Foreign Currency Lenders of any such termination of a Foreign Borrower’s status.

3.3 Foreign Swingline Loan Subfacilities.

(a) Establishment of Foreign Swingline Facilities. Airgas may at any time and from time to time establish one or more additional swingline facilities (each a “Foreign Swingline Facility”) with a Foreign Currency Lender (or a branch or affiliate of a Foreign Currency Lender) by delivering, with the consent of such Foreign Currency Lender (or such branch of affiliate) to the Agent a notice in substantially the form of Exhibit 3.3 (each such notice a “Foreign Swingline Facility Notice”), provided that immediately after giving effect to such Foreign Swingline Facility, the aggregate amount of all Foreign Swingline Sublimits shall not exceed the Foreign Currency Committed Amount. Each Foreign Swingline Facility Notice shall set forth (i) the name and contact information (including address, telecopier number, electronic mail address and telephone number) of the Foreign Currency Lender (or a branch or affiliate of a Foreign Currency Lender) that will act as the swingline lender for such additional swingline facility (the “Foreign Swingline Lender”), (ii) the name(s) of the Foreign Subsidiary(ies) of Airgas that will be permitted to borrow thereunder (each such Foreign Subsidiary, a “Foreign Swingline Borrower”), (iii) the applicable currency(ies) available for borrowing thereunder and (iv) the maximum principal amount (expressed in U.S. Dollars) of borrowings that may at any time be outstanding thereunder (the “Foreign Swingline Sublimit”). Each Foreign Swingline Facility Notice shall be executed by Airgas, the Foreign Swingline Lender and the Foreign Swingline

Borrower(s) that will be permitted to borrow thereunder. On the date five (5) Business Days (or such shorter period as may be agreed to by the Agent) after receipt by the Agent of the Foreign Swingline Facility Notice, such Foreign Swingline Facility shall become effective for purposes of this Credit Agreement and the other Credit Documents and all borrowings thereunder on and after such date shall be deemed Foreign Swingline Loans. Notwithstanding the foregoing, to the extent the outstanding principal amount of Foreign Swingline Loans under any Foreign Swingline Facility exceeds such Foreign Swingline Sublimit (other than a result solely of foreign currency fluctuations), such excess (and any accrued interest or fees on such excess) shall not constitute “Obligations” for purposes of the Credit Documents.

(b) Foreign Swingline Loans. Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Foreign Currency Lenders set forth in this Section 3.3, each Foreign Swingline Lender shall make revolving credit loans requested by to the applicable Foreign Swingline Borrower(s) and in the currency(ies) set forth in the applicable Foreign Swingline Facility Notice (each a “Foreign Swingline Loan” and, collectively, the “Foreign Swingline Loans”) from time to time from the effective date of the applicable Foreign Swingline Facility until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the applicable Foreign Swingline Sublimit, notwithstanding the fact that such Foreign Swingline Loans, when aggregated with the Applicable Percentage of the outstanding principal amount of Foreign Currency Loans of the Foreign Currency Lender acting as such Foreign Swingline Lender, may exceed the amount of such Foreign Currency Lender’s Foreign Currency Commitment, unless (x) any Foreign Currency Lender at such time is a Defaulting Lender and (y) such Foreign Swingline Lender has not entered into arrangements reasonably satisfactory to it with Airgas or such Defaulting Lender to eliminate such Foreign Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender (including by operation of Section 4.16(a)(iv)), in which case each Foreign Swingline Lender may in its discretion, make such Foreign Swingline Loans; provided, however, (i) the aggregate principal amount of Foreign Swingline Loans outstanding at any time shall not exceed the Foreign Swingline Sublimit for the applicable Foreign Swingline Facility, and (ii) the aggregate principal amount of all outstanding Foreign Currency Loans plus the Foreign Swingline Facility Reserve shall not exceed the Foreign Currency Committed Amount. Foreign Swingline Loans may be repaid and reborrowed in accordance with the provisions hereof.

(c) Foreign Swingline Loan Advances.

(i) The borrowing procedures for each Foreign Swingline Facility shall be as agreed to by the applicable Foreign Swingline Borrower(s) and the applicable Foreign Swingline Lender.

(ii) The applicable Foreign Swingline Lender shall not make any Foreign Swingline Loan if it has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to the date of any proposed borrowing of Foreign Swingline Loans (A) directing such Foreign Swingline Lender not to make such Foreign Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 3.3(b), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied.

(d) Repayment of Foreign Swingline Loans. The applicable Foreign Swingline Borrower(s) promise to pay the principal amount of all Foreign Swingline Loans on the earlier of (A) the maturity date agreed to by the applicable Foreign Swingline Lender and the applicable Foreign Swingline Borrower(s) or (B) the Maturity Date. Each Foreign Currency Lender hereby agrees that, upon written notice from a Foreign Swingline Lender, it shall forthwith purchase from such Foreign Swingline Lender (or, if such purchase from the Foreign Swingline Lender is prohibited by applicable law, from an Affiliate or other branch office of such Foreign Swingline Lender) such participations in such Foreign Swingline Lender’s outstanding Foreign Swingline Loans as shall be necessary to cause each Foreign Currency Lender to share in such Foreign Swingline Loans ratably based upon its Applicable Percentage of the Foreign Currency Committed Amount (such participations to be denominated in U.S. Dollars at the U.S Dollar Equivalent amount), provided that

(A) all interest payable on such Foreign Swingline Loans shall be for the account of the Foreign Swingline Lender until the date as of which the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Foreign Currency Lender shall be required to pay to the applicable Foreign Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which such written notice was delivered to but excluding the date of payment for such participation, at the rate equal to the Overnight Rate. In connection with any such purchase of participation interests in Foreign Swingline Loans pursuant to this subsection (d), the applicable Foreign Swingline Borrower and Airgas each agree (A) if the interest received by a participating Lender on account thereof is less than the interest such Lender would have received had the interest rate per annum applicable to such participations equaled an interest rate per annum equal to the sum of rate specified in clause (c) of the definition of U.S. Base Rate plus the Applicable Rate for U.S. Base Rate Loans, to pay such Lender additional amounts equal to the difference and (B) to reimburse each participant in respect of any taxes applicable to such participation in the manner, and subject to the limitations, prescribed in Section 4.10.

(e) Interest on Foreign Swingline Loans. Subject to the provisions of Section 4.1, each Foreign Swingline Loan shall bear interest at a rate per annum agreed to by the applicable Foreign Swingline Borrower(s) and the applicable Foreign Swingline Lender. Each applicable Foreign Swingline Borrower promises to pay interest on its Foreign Swingline Loans in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein). Each Foreign Swingline Lender shall be responsible for invoicing the applicable Foreign Swingline Borrower(s) for interest on the Foreign Swingline Loans made by such Foreign Swingline Lender. Until each Foreign Currency Lender funds its risk participation pursuant to this Section 3.3 to refinance such Lender’s Applicable Percentage of any Foreign Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Foreign Swingline Lender that made such Foreign Swingline Loan. Interest payable on outstanding Foreign Swingline Loans (including risk participations therein) is subject to adjustment as provided in Section 4.5(a)(ii).

(f) Payments Directly to Foreign Swingline Lender. The applicable Foreign Swingline Borrower(s) shall make all payments of principal and interest in respect of Foreign Swingline Loans directly to the applicable Foreign Swingline Lender.

ARTICLE IV

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

4.1 Default Rate.

(a) Payment Defaults. Upon the occurrence, and during the continuance, of an Event of Default of the type described in Section 9.1(a), the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at the Default Rate.

(b) Non-Payment Defaults. Except as provided in Section 4.1(a), during the continuance of any Event of Default for a period of more than 30 days from the date Airgas receives notice thereof from the Agent, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall, at the discretion of the Required Lenders, bear interest, payable on demand, at the Default Rate.

4.2 Extension and Conversion.

(a) U.S. Revolving Loans. Airgas shall have the option, on any Business Day, to extend existing U.S. Revolving Loans into a subsequent permissible Interest Period or to convert any such U.S. Revolving Loans into U.S. Revolving Loans of another interest rate type; provided, however, that (i) except as provided in Section 4.8, Eurocurrency Loans may be converted into U.S. Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurocurrency Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (iii) no more than eleven (11) Eurocurrency Loans which are U.S. Revolving Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurocurrency Loans with different Interest Periods shall be considered as separate Eurocurrency Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period), (iv) any request for extension or conversion of a Eurocurrency Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (v) U.S. Swingline Loans may not be extended or converted pursuant to this Section 4.2. Each such extension or conversion shall be effected by Airgas by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a Eurocurrency Loan into a U.S. Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurocurrency Loan as, or conversion of a U.S. Base Rate Loan into, a Eurocurrency Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. In the event Airgas fails to request extension or conversion of any Eurocurrency Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurocurrency Loan shall be automatically converted into a U.S. Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each affected Lender notice as promptly as practicable of any such proposed extension or conversion affecting any U.S. Revolving Loan.

(b) Foreign Currency Loans. Airgas or the applicable Foreign Borrower shall have the option, on any Business Day, to extend existing Foreign Currency Loans into a subsequent permissible Interest Period or to convert any such Loans into Foreign Currency Loans of another interest rate type (subject to the limitations set forth in Section 3.1(a)); provided, however, that (i) except as provided in Section 4.8, Eurocurrency Loans may be converted into U.S. Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurocurrency Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 3.1(b)(ii), (iii) no more than eleven (11) Eurocurrency Loans which are Foreign Currency Loans (combined) shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Loans with different Interest Periods shall be considered as separate Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period) and (iv) Foreign Swingline Loans may not be extended or converted pursuant to this Section 4.2. Each such extension or conversion shall be effected by Airgas or the applicable Foreign Borrower by giving a Notice of Extension/Conversion (or, in the case of Loans of Airgas that are denominated in U.S. Dollars, telephone notice promptly confirmed in writing) to the Agent prior to 11:00 A.M. (i) on the Business Day of, in the case of the conversion of a Eurocurrency Loan denominated in U.S. Dollars into a U.S. Base Rate Loan, (ii) three Business Days prior to the requested date of any extension or conversion of, Eurocurrency Loans denominated in U.S. Dollars or of any conversion of Eurocurrency Loans denominated in U.S. Dollars to U.S. Base Rate Loans and (iii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any extension or conversion of Eurocurrency Loans denominated in Foreign Currencies. Each such request for extension or conversion shall specify (1) the date of the proposed extension or conversion, (2) the Loans to be so extended or converted, (3) the types of Loans into which such Loans are to be converted and, (4) if appropriate, the applicable Interest Periods and currency with respect thereto. If Airgas or the applicable Foreign Borrower fails to specify an Interest Period or the type of a Foreign Currency Loan in a request for extension or conversion or if Airgas or the applicable Foreign Borrower fails to give a timely notice requesting an extension or conversion, then the applicable Foreign Currency Loans shall be extended as, or converted to, a Eurocurrency Loan denominated in the same currency an Interest Period of one month. The Agent shall give each affected Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Foreign Currency Loan. No Foreign Currency Loan may be converted into or continued as a Foreign Currency Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

4.3 Prepayments.

(a) Voluntary Prepayments. U.S. Revolving Loans, U.S. Swingline Loans and Foreign Currency Loans may be prepaid in whole or in part from time to time, subject to Section 4.11, but otherwise without premium or penalty; provided, however, that (i) Eurocurrency Loans may only be prepaid on three Business Days’ prior written notice to the Agent, and specifying the applicable Loans to be prepaid; (ii) any prepayment of Eurocurrency Loans or Quoted Rate U.S. Swingline Loans will be subject to Section 4.11; and (iii) each such partial prepayment of Loans shall be (A) in the case of U.S. Revolving Loans, in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, (B) in the case of U.S. Swingline Loans, in a minimum principal amount of $100,000 and integral multiples thereof, and (C) in the case of Foreign Currency Loans, in a minimum principal amount not less than the Borrowing Minimum and integral multiples of the Borrowing Multiple in excess thereof. The applicable Foreign Swingline Borrower may prepay Foreign Swingline Loans in accordance with terms agreed to by such Foreign Swingline Borrower and the applicable Foreign Swingline Lender, and any prepayment of a Foreign Swingline Loan shall be subject to Section 4.11. Subject to the foregoing terms, amounts prepaid under this Section 4.3(a) shall be applied as the applicable Borrower may elect. Subject to Section 4.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory Prepayments.

(i) U.S. Revolving Committed Amount. If at any time the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall exceed the U.S. Revolving Committed Amount, Airgas shall prepay immediately the outstanding principal balance on the U.S. Revolving Loans and/or U.S. Swingline Loans (and after all U.S. Revolving Loans and U.S. Swingline Loans have been repaid, pay to the Agent additional cash in respect of U.S. LOC Obligations, to be held by the Agent, for the benefit of the U.S. Issuing Lenders and the U.S. Revolving Lenders, in a cash collateral account) in an amount sufficient to eliminate such excess.

(ii) Foreign Currency Committed Amount. If at any time the Agent notifies Airgas that the U.S. Dollar Equivalent of the sum of (A) the aggregate principal amount of outstanding Foreign Currency Loans plus (B) the Foreign Swingline Facility Reserve shall exceed (x) 105% of the Foreign Currency Committed Amount (solely as a result of currency fluctuations) or (y) the Foreign Currency Committed Amount (other than as a result of currency fluctuations), Airgas and the applicable Borrowers shall prepay immediately (or, in the case of any such excess resulting solely from currency fluctuations, not later than five (5) Business Days after receipt by Airgas of such notice) the outstanding principal balance on the Foreign Currency Loans and/or permanently reduce Foreign Swingline Facilities (together with any accompanying prepayments) in an amount sufficient to eliminate such excess.

Within the parameters of the applications set forth above, prepayments of U.S. Revolving Loans shall be applied first to U.S. Base Rate Loans and then to Eurocurrency Loans in direct order of Interest Period maturities. All prepayments under this Section 4.3(b) shall be subject to Section 4.11 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

4.4 Termination and Reduction of Commitments; Increase of Commitments.

(a) Voluntary Reductions; Terminations.

(A) Airgas may from time to time permanently reduce or terminate the U.S. Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the U.S. Revolving Committed Amount)) upon five Business Days’ prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding to exceed the U.S. Revolving Committed Amount unless, concurrently with such termination or reduction, the respective Obligations are repaid to the extent necessary to eliminate such excess. The U.S. Revolving Commitments shall automatically terminate on the Maturity Date;

(B) Airgas may from time to time permanently reduce or terminate the Foreign Currency Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the Foreign Currency Committed Amount)) upon five Business Days’ prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans plus the Foreign Swingline Facility Reserve to exceed the Foreign Currency Committed Amount unless, concurrently with such termination or reduction, the respective Obligations are repaid (and/or the Foreign Swingline Facilities are reduced) to the extent necessary to eliminate such excess. The Foreign Currency Commitments shall automatically terminate on the Maturity Date.

(C) Airgas may, at its option, elect to increase or decrease any Foreign Swingline Sublimit; provided that (i) Airgas shall give three (3) Business Days prior written notice to the Agent and the applicable Foreign Swingline Lender of such election; and (ii) after giving effect thereto, the U.S. Dollar Equivalent of the aggregate amount of all Foreign Swingline Sublimits shall not exceed the difference between the Foreign Currency Committed Amount minus the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Foreign Currency Loans.

The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice pursuant to this Section 4.4(a).

The applicable Borrowers shall pay to the Agent for the account of the applicable Lenders in accordance with the terms of Section 4.5(a), on the date of each termination or reduction of the U.S. Revolving Committed Amount or the Foreign Currency Committed Amount, the U.S. Revolving Commitment Unused Fee or the Foreign Currency Commitment Unused Fee, as applicable, accrued through the date of such termination or reduction on the amount of the U.S. Revolving Committed Amount or the Foreign Currency Committed Amount so terminated or reduced.

(b) Increase in Commitments. Following the Closing Date, Airgas shall have the right, upon at least fifteen (15) Business Days’ prior written notice to the Agent, to increase the U.S. Revolving Committed Amount and/or the Foreign Currency Committed Amount by an aggregate amount for all such increases not to exceed $325,000,000, in one or more increases, at any time and from time to time; subject, however, in any such case, to satisfaction of the following conditions precedent:

(i) no Default or Event of Default has occurred and is continuing on the date on which such increase is to become effective;

(ii) the representations and warranties set forth in Article VI of this Credit Agreement shall be true and correct in all material respects on and as of the date on which such increase is to become effective;

(iii) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Airgas, threatened by or against the Consolidated Parties or against any of their respective properties or revenues which (A) relates to any of the Credit Documents or any of the transactions contemplated hereby or thereby or (B) would be reasonably expected to have a Material Adverse Effect;

(iv) since March 31, 2010, there has been no development or event relating to or affecting the Consolidated Parties which has had or would be reasonably expected to have a Material Adverse Effect;

(v) such increase shall be an integral multiple of $1,000,000 and shall in no event be less than $5,000,000;

(vi) such requested increase shall be effective on such date only to the extent that, on or before such date, (A) the Agent shall have received and accepted a corresponding amount of Additional Commitment(s) pursuant to a commitment letter(s) acceptable to the Agent from one or more lenders that would qualify as an Eligible Assignee (assuming such transaction were treated as an assignment pursuant to Section 11.3(b)) (it being understood that no Lender shall be obligated to increase any of its Commitments pursuant to this Section without its consent) and (B) each such lender shall have executed an agreement in the form of Exhibit 4.4 hereto (each such agreement a “New Commitment Agreement”), accepted in writing therein by the Agent and, with respect to any lender that is not at such time a Lender hereunder, Airgas, with respect to the Additional Commitment of such lender;

(vii) the Agent shall have received all documents (including board of directors’ resolutions and opinions of counsel) it may reasonably request relating to the corporate or other necessary authority for and the validity of such increase in the U.S. Revolving Committed Amount and/or the Foreign Currency Committed Amount, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Agent;

(viii) if the reallocation, if any, of outstanding Loans among the Lenders in connection with such increase results in the prepayment of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto, Airgas shall have paid to each affected Lender such amounts, if any, as may be required pursuant to Section 4.11; and

(ix) the aggregate amount of all increases to the Foreign Currency Committed Amount effected by this Section 4.4(b) shall not exceed $50,000,000.

(c) Upon the effectiveness of the increase in the U.S. Revolving Committed Amount and/or the Foreign Currency Committed Amount, as applicable, pursuant to subsection (b), (A) the Applicable Percentage of each Lender shall be automatically adjusted to give effect to such increase, provided that the amount of each Lender’s U.S. Revolving Commitment and/or Foreign Currency Commitment, as applicable, (other than a Lender whose U.S. Revolving Commitment and/or Foreign Currency Commitment, as applicable, shall have been increased in connection with such increase) shall remain unchanged and (B) Airgas, the Agent and the Lenders will use all commercially reasonable efforts to assign and assume outstanding Loans of the affected category to conform the respective amounts thereof held by each Lender to the Applicable Percentage as so adjusted, it being understood that the parties hereto shall use commercially reasonable efforts to avoid prepayment or assignment of any affected Loan that is a Eurocurrency Loan on a day other than the last day of the Interest Period applicable thereto.

4.5 Fees.

(a) Unused Fees.

(i) U.S. Revolving Commitment Unused Fee. In consideration of the U.S. Revolving Commitments of the U.S. Revolving Lenders hereunder, Airgas agrees to pay to the Agent for the account of the U.S. Revolving Lenders a fee (the “U.S. Revolving Commitment Unused Fee”) on the actual daily amount by which (a) the U.S. Revolving Committed Amount exceeds (b) the sum of (i) the outstanding aggregate principal amount of all U.S. Revolving Loans plus (ii) the outstanding aggregate principal amount of all U.S. LOC Obligations, computed at a per annum rate for each day during the applicable period at a rate equal to the Applicable Rate in effect from time to time. The U.S. Revolving Commitment Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the U.S. Revolving Committed Amount is reduced as provided in Section 4.4 and the Maturity Date) for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date. The U.S. Revolving Commitment Unused Fee shall be subject to adjustment as provided in Section 4.16.

(ii) Foreign Currency Commitment Unused Fee. In consideration of the Foreign Currency Commitments of the Foreign Currency Lenders hereunder, Airgas and the Foreign Borrowers agree to pay to the Agent for the account of the Foreign Currency Lenders a fee (the “Foreign Currency Commitment Unused Fee”) on the actual daily amount by which (a) the Foreign Currency Committed Amount exceeds (b) the U.S. Dollar Equivalent of the outstanding aggregate principal amount of all Foreign Currency Loans, computed at a per annum rate for each day during the applicable period at a rate equal to the Applicable Rate in effect from time to time. The Foreign Currency Commitment Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the Foreign Currency Committed Amount is reduced as provided in Section 4.4 and the Maturity Date) for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date. The Foreign Currency Commitment Unused Fee shall be subject to adjustment as provided in Section 4.16. Notwithstanding the forgoing, each Foreign Swingline Lender hereby agrees that interest payable by the applicable Foreign Swingline Borrower on the Foreign Swingline Loans owing to such Foreign Swingline Lender as described in Section 3.3 shall be reduced by the amount of any Foreign Currency Commitment Unused Fee received by such Foreign Swingline Lender based on its Foreign Currency Commitment equal to the amount of such Foreign Swingline Loans.

(b) U.S. Letter of Credit Fees.

(i) Issuance Fee for Standby U.S. Letters of Credit. In consideration of the issuance of standby U.S. Letters of Credit hereunder, Airgas promises to pay to the Agent for the account of each U.S. Revolving Lender in accordance with its Applicable Percentage a fee for each standby U.S. Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such U.S. Letter of Credit; provided, however, any such fees otherwise payable for the account of a Defaulting Lender with respect to any U.S. Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the U.S. Issuing Lenders pursuant to this Section 4.5(b)(i) shall be payable, to the maximum extent permitted by applicable Requirements of Law, to the other U.S. Revolving Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such U.S. Letter of Credit pursuant to Section 4.16(a)(iv), with the balance of such fee, if any, payable to the applicable U.S. Issuing Lender for its own account. For purposes of computing the daily amount available to be drawn under any U.S. Letter of Credit, the amount of such U.S. Letter of Credit shall be determined in accordance with Section 1.4. Such fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

(ii) Drawing Fee for Trade U.S. Letters of Credit. In consideration of the issuance of trade U.S. Letters of Credit hereunder, Airgas promises to pay to the Agent for the account of each U.S. Revolving Lender in accordance with its Applicable Percentage a fee for each trade U.S. Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such U.S. Letter of Credit; provided, however, any such fees otherwise payable for the account of a Defaulting Lender with respect to any U.S. Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the U.S. Issuing Lenders pursuant to this Section 4.5(b)(ii) shall be payable, to the maximum extent permitted by applicable Requirements of Law, to the other U.S. Revolving Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such U.S. Letter of Credit pursuant to Section 4.16(a)(iv), with the balance of such fee, if any, payable to the applicable U.S. Issuing Lender for its own account. For purposes of computing the daily amount available to be drawn under any U.S. Letter of Credit, the amount of such U.S. Letter of Credit shall be determined in accordance with Section 1.4. Such fee will be payable on the date of any drawing thereunder or on the cancellation of expiration of such trade U.S. Letter of Credit.

(iii) U.S. Issuing Lender Fronting Fees. In addition to the fees payable pursuant to clauses (i) and (ii) above, Airgas promises to pay to the applicable U.S. Issuing Lender for its own account without sharing by the other Lenders (A) an issuance fee in an amount agreed between Airgas and such U.S. Issuing Lender on the face amount of each trade U.S. Letter of Credit, payable on each date of issuance or extension of a trade U.S. Letter of Credit, (B) a drawing fee in an amount agreed between Airgas and such U.S. Issuing Lender on the amount of each drawing on any trade U.S. Letter of Credit, payable on each date of drawing under a trade U.S. Letter of Credit, (C) the letter of credit fronting and negotiation fees agreed to by Airgas and such U.S. Issuing Lender and (D) the customary charges from time to time of such U.S. Issuing Lender agreed to by Airgas with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such U.S. Letters of Credit.

(c) Agent Fees. Airgas agrees to pay to the Agent, for its own account, the fees referred to in the Agent’s Fee Letter.

4.6 Capital Adequacy.

If any Lender has determined, after the Closing Date, that the adoption of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such

Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the applicable Borrowers, the Borrowers shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Upon making a request for such additional amount hereunder, such Lender will furnish to the Borrowers a statement certifying the amount of such reduction and describing the event giving rise to such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

4.7 Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period or (ii) deposits (whether in U.S. Dollars or a Foreign Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, the Agent shall give written notice thereof to Airgas and the affected Lenders as soon as practicable thereafter. If such notice is given, the applicable Borrower may revoke any pending request for a borrowing of, conversion to or extension of Eurocurrency Loans in the affected currency or currencies or, failing that and until such time as such notice has been withdrawn by the Agent, (A) in the case of Eurocurrency Loans of Airgas that are denominated in U.S. Dollars, (x) any such Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as U.S. Base Rate Loans and (y) any Loans that were to have been converted on the first day of such Interest Period to or extended as Eurocurrency Loans shall be converted to or extended as U.S. Base Rate Loans and (B) in the case of (1) Eurocurrency Loans of a Foreign Borrower that are denominated in U.S. Dollars or (2) any Eurocurrency Loans that are denominated in a Foreign Currency, (x) any such Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made (assuming that the circumstances described in clause (ii) immediately above have not occurred) bearing interest at such rate as the Agent and the applicable Borrower shall agree adequately reflects the cost to the Foreign Currency Lenders of making such Loans, (y) any Loans that were to have been extended as of the first day of such Interest Period shall be extended (assuming that the circumstances described in clause (ii) immediately above have not occurred) bearing interest at such rate as the Agent and the applicable Borrower shall agree adequately reflects the cost to the Foreign Currency Lenders of maintaining such Loans and (z) if the circumstances described in clause (ii) immediately above have occurred, then any request for a borrowing in such currency shall be ineffective and any outstanding Loans denominated in such currency shall be repaid in full at the end of the current Interest Period (or such earlier time, if any, as required by law).

4.8 Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender (i) to make or maintain Loans whose interest is determined by reference to the Eurocurrency Rate or (ii) to determine or charge interest rates based upon the Eurocurrency Rate, in either case as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to Airgas and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert a U.S. Base Rate Loan to Eurocurrency Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurocurrency Loans, such Lender shall have no commitment to make Eurocurrency Loans, (c) if such notice asserts the illegality of such Lender making or maintaining U.S. Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the U.S. Base Rate, the interest rate on which U.S. Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurocurrency Rate component of the U.S. Base Rate, and (d) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall (1) in the case of outstanding Eurocurrency Loans of Airgas that are denominated in U.S. Dollars, be converted automatically to U.S. Base Rate Loans (the interest rate on which U.S. Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurocurrency Rate component of the U.S. Base Rate) on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (2) in the case of (x) outstanding Eurocurrency Loans of a Foreign Borrower that are denominated in U.S. Dollars or (y) outstanding Eurocurrency Loans that are denominated in a Foreign Currency, be converted automatically to Loans that bear interest at such rate as the Agent and the applicable Borrower shall agree adequately reflects the cost to the Foreign Currency Lenders of maintaining such Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.9 Requirements of Law.

If, after the Closing Date, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a) shall subject such Lender to any tax of any kind whatsoever with respect to any U.S. Letter of Credit, any Eurocurrency Loans or its obligation to make Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (i) Non-Excluded Taxes covered by Section 4.10 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 4.10(b)) and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof));

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder;

(c) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans; or

(d) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Loans made by such Lender or any other extensions of credit hereunder or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining any Eurocurrency Loan, or issuing or participating in any U.S. Letter of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrowers from such Lender, through the Agent, in accordance herewith, the Borrowers shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that, in any such case, each applicable Borrower may elect to (x) in the case of Eurocurrency Loans of Airgas that are denominated in U.S. Dollars, convert such Eurocurrency Loans to U.S. Base Rate Loans and (y) in the case of (1) Eurocurrency Loans of a Foreign Borrower that are denominated in U.S. Dollars or (2) any Eurocurrency Loans that are denominated in a Foreign Currency, convert such Eurocurrency Loans to Loans that bear interest at such rate as the Agent and the applicable Borrower shall agree adequately reflects the cost to such Lender of maintaining such Loan, in each case by giving the Agent at least one Business Day’s notice of such election, in which case such applicable Borrowers shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 4.11; provided further, however, that if the result of any the foregoing shall be to decrease the cost to any Lender of making or maintaining any Eurocurrency Loan, or of issuing or participating in any U.S. Letter of Credit by a material amount, then such Lender will credit to the applicable Borrowers an amount equal to such decreased costs. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to Airgas, through the Agent, certifying (x) that one of the events described in this Section 4.9 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Agent, to the Borrowers shall be conclusive and binding on the parties hereto in the absence of manifest error. Each Lender agrees that it will promptly refund any amounts received by it pursuant to this Section 4.9 that were erroneously billed to the Borrowers, together with interest thereon at the U.S. Base Rate. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10 Taxes.

(a) Withholding Taxes.

(i) Payments Free of Withholding Taxes. Except as provided below in this subsection and subject to subsection (e) below, all payments made by the Borrowers (including, for purposes of this Section 4.10, Airgas in its capacity as guarantor pursuant to Article XII) under this Credit Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding:

(A) taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement;

(B) any withholding tax imposed under the laws of the United States on amounts payable by Airgas to any Lender that is not a U.S. Person pursuant to any Requirement of Law in force at the time such Lender becomes a party hereto (or designates a new lending office) except, in the case of an assignment (or designation of a new lending office), to the extent that such Lender’s assignor (or, in the case of a designation of a new lending office, such Lender) was entitled at the time of assignment (or designation of a new lending office) to receive additional amounts with respect to such withholding tax pursuant to this Section 4.10(a);

(C) any withholding tax that is required to be deducted by applicable law and is imposed on amounts paid by any Foreign Borrower identified by name in Section 3.2(a), by the jurisdiction in which such Foreign Borrower was organized, to any Foreign Currency Lender, pursuant to a Requirement of Law in force at the time such Lender becomes a party hereto (or designates a new lending office) except:

(1) to the extent that such withholding tax is attributable solely to a change after the Closing Date in circumstances relating to the Foreign Borrower as a result of an action that is within the control of Airgas, the Foreign Borrower or any of their Affiliates, including, but not limited to, a change in the jurisdiction in which the relevant Foreign Borrower is resident for tax purposes or from which payments hereunder are made, or

(2) in the case of an assignment (or designation of a new lending office), to the extent that such Lender’s assignor (or, in the case of a designation of a new lending office, such Lender) was entitled at the time of assignment (or designation of a new lending office) to receive additional amounts with respect to such withholding tax pursuant to this Section 4.10(a);

(D) any withholding tax that is required to be deducted by applicable law and is imposed on amounts paid by any new Foreign Borrower designated as such pursuant to Section 3.2(b) that is organized and resident for tax purposes at the time of designation solely in The Netherlands, Canada or the United Kingdom, by the jurisdiction in which such Foreign Borrower was organized, to any Foreign Currency Lender, pursuant to a Requirement of Law in force at the time such Lender becomes a party hereto (or designates a new lending office) except:

(1) to the extent that such withholding tax results from a change after the Closing Date in a Requirement of Law or in the published interpretation or administration thereof by a Governmental Authority,

(2) to the extent that such withholding tax is attributable solely to a change after the Closing Date in circumstances relating to the Foreign Borrower as a result of an action that is within the control of Airgas, the Foreign Borrower or any of their Affiliates, including, but not limited to, a change in the jurisdiction in which the relevant Foreign Borrower is resident for tax purposes or from which payments hereunder are made, or

(3) in the case of an assignment (or designation of a new lending office), to the extent that such Lender’s assignor (or, in the case of a designation of a new lending office, such Lender) was entitled at the time of assignment (or designation of a new lending office) to receive additional amounts with respect to such withholding tax pursuant to this Section 4.10(a); and

(E) any taxes imposed under Section 1471-1474 of the Code.

(ii) Gross-up for Withholding Taxes. If any taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than those excluded pursuant to clauses (A), (B), (C), (D) and (E) of Section 4.10(a)(i) (“Non-Excluded Taxes”) are required to be withheld by the Borrowers or the Agent pursuant to a Requirement of Law or the published interpretation or administration thereof by a Governmental Authority from any amounts payable to the Agent or any Lender hereunder,

(A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement; provided, however, that the Borrowers shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable by:

(1) Airgas in its capacity as a Borrower to any Lender that is a U.S. Person, to the extent such tax is attributable to such Lender’s failure to comply with the requirements of Section 4.10(b)(i),

(2) Airgas in its capacity as a Borrower to any Lender that is not a U.S. Person, to the extent such tax is attributable to such Lender’s failure to comply with the requirements of Section 4.10(b)(ii),

(3) a Foreign Borrower to a Foreign Currency Lender if such Lender fails to comply with the requirements of Section 4.10(b)(v) or Section 4.10(c) (and, if the PTR Scheme or HMRC DT Treaty Passport Scheme is used by such Lender, the requirements of Section 4.10(f) or Section 4.10(g), as applicable), in each case whenever any Non-Excluded Taxes are payable by the Borrowers, or

(4) Airgas in its capacity as a guarantor (under Article XII) solely to the extent that the increase would leave the relevant Lender in a better after-tax position (taking into account the other provisions of this Section 4.10) than if the payment had been made by the relevant Borrower; and

(B) as promptly as possible thereafter the Borrowers shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof (or other evidence of such payment reasonably satisfactory to the Agent). If the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. Each Lender and the Agent agrees that it will promptly refund any amounts received by it pursuant to this Section 4.10 that were erroneously billed to the Borrowers, together with interest thereon at the U.S. Base Rate.

(iii) Survival. The agreements in this Section 4.10(a) shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Certifications.

(i) Each Lender that is a U.S. Person shall deliver to Airgas and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Credit Agreement duly completed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a U.S. Person shall deliver to Airgas and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Credit Agreement, whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate (any such certificate a “U.S. Tax Compliance Certificate”) to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Airgas within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and that no payments in connection with the Credit Documents are effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN, Form W-9, Form W-8IMY (or other successor forms), U.S. Tax Compliance Certificate, or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(E) any other form prescribed by applicable law as a basis for claiming an exemption from United States Federal withholding tax with respects to payments under this Credit Agreement duly completed together with such supplementary documentation as may be prescribed by applicable law (including, in the case of any Lender claiming exemption from withholding under Sections 1471-1474 of the Code, any documentation required to comply with such exemption).

(iii) Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (A) deliver to Airgas and the Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (B) notify the Agent and Airgas of its inability to deliver any such forms, certificates or other evidence.

(iv) Notwithstanding the foregoing clauses (i), (ii) and (iii) of this Section 4.10(b), a Lender shall not be required to deliver any form that such Lender is not legally entitled to deliver.

(v) Without limiting the foregoing, each Foreign Currency Lender shall deliver to Airgas and to the Agent, at the time or times prescribed by applicable Requirements of Law or when reasonably requested by Airgas or the Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the applicable Foreign Borrower or the Agent, as the case may be, to determine (A) whether or not payments made by the respective Foreign Borrowers hereunder or under any other Credit Document are subject to Non-Excluded Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Foreign Currency Lender’s entitlement to any available exemption from, or reduction of, applicable Non-Excluded Taxes in respect of all payments to be made to such Foreign Currency Lender by the respective Foreign Borrowers pursuant to this Credit Agreement or otherwise to establish such Foreign Currency Lender’s status for withholding tax purposes in the applicable jurisdictions. Each such Foreign Currency Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to Airgas and the Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Airgas or the Agent of its inability to do so.

(c) Cooperation. Each Foreign Borrower shall cooperate with the Agent and the applicable Foreign Currency Lenders, and each Foreign Currency Lender shall cooperate with the relevant Foreign Borrower, in promptly completing any procedural formalities necessary for such Borrower to obtain authorization to make payments to such Foreign Currency Lenders without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, including, without limitation, a provisional authority under the PTR Scheme and/or a direction under the HMRC DT Treaty Passport Scheme.

(d) Electivity of PTR and Passport Schemes. For the avoidance of doubt, nothing in this Section 4.10 shall require a Foreign Currency Lender to: (i) choose to use the PTR Scheme pursuant to Section 4.10(f) below; (ii) register under the HMRC DT Treaty Passport Scheme; (iii) apply the HMRC DT Treaty Passport Scheme to any Loan if it has so registered; or (iv) file double taxation agreement forms if it has indicated that it wishes the HMRC DT Treaty Passport Scheme to apply to this Credit Agreement in accordance with Section 4.10(g) below and a UK Borrower making a payment to it has not complied with its obligations under Section 4.10(g) below.

(e) U.K. Withholding. Notwithstanding any other provision herein, to the extent that the United Kingdom HM Revenue & Customs has issued a provisional authority under the PTR Scheme or a direction under the HMRC DT Treaty Passport Scheme enabling any UK Borrower to make payments to a Lender free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official in the United Kingdom (“United Kingdom Tax”), all payments made by such UK Borrower must be made free and clear of, and without deduction or withholding for or on account of, any United Kingdom Tax unless, but only to the extent that, such UK Borrower has reasonable grounds to believe that the provisional authority or direction will be cancelled or withdrawn or that double taxation relief is not available to the relevant Foreign Currency Lender.

(f) PTR Scheme. Without limiting the foregoing, and in relation to the PTR Scheme:

(i) If at any time a Foreign Currency Lender that is not subject to United Kingdom corporation tax on payments made to it under this Credit Agreement wishes to use the PTR Scheme in respect of any Foreign Currency Loan made available by it under this Credit Agreement, provided that (A) the PTR Scheme is capable of applying to such Foreign Currency Loan and (B) all Lenders in relation to that Foreign Currency Loan consent to the use of the PTR Scheme, the Lenders in relation to that Foreign Currency Loan shall agree between themselves and irrevocably appoint one such Lender to act as syndicate manager under the PTR Scheme (the “Syndicate Manager”).

(ii) Each Foreign Currency Lender in relation to a Foreign Currency Loan referred to in subsection (i) of this Section 4.10(f):

(A) authorises the Syndicate Manager to operate, and take any action necessary or desirable under, the PTR Scheme in connection with that Foreign Currency Loan;

(B) shall cooperate with the Syndicate Manager in completing any procedural formalities necessary under the PTR Scheme and shall promptly supply to the Syndicate Manager such information as the Syndicate Manager may request in connection with the operation of the PTR Scheme;

(C) without limiting the liability of any UK Borrower under this Credit Agreement, shall, within 5 Business Days of demand, indemnify the Syndicate Manager for any liability or loss incurred by the Syndicate Manager as a result of the Syndicate Manager acting as syndicate manager under the PTR Scheme in connection with the Lender’s participation in that Foreign Currency Loan (except to the extent that the liability or loss arises directly from the Syndicate Manager’s gross negligence or wilful misconduct); and

(D) shall, within ten (10) Business Days of demand, indemnify each UK Borrower and the Syndicate Manager for any United Kingdom Tax which such UK Borrower or the Syndicate Manager becomes liable to pay in respect of any payments made to such Lender arising as a result of the withdrawal of a provisional authority issued by the United Kingdom HM Revenue & Customs under the PTR Scheme, except to the extent that (1) such UK Borrower would be obliged to increase the amount payable (after payment of such United Kingdom Tax) to such Lender pursuant to Section 4.10(a) above or (2) such UK Borrower has not relied on such provisional authority and has withheld amounts in respect of United Kingdom Tax from payments to such Lender.

(iii) Each UK Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall promptly supply to the Syndicate Manager such information as the Syndicate Manager may request in connection with the operation of the PTR Scheme.

(iv) The Syndicate Manager shall act as syndicate manager under, and operate, and take any action necessary or desirable under, the PTR Scheme in connection with the relevant Foreign Currency Loan (including, where necessary, notifying the United Kingdom HM Revenue & Customs of new Foreign Currency Lenders under this Credit Agreement) and shall provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Foreign Currency Loan to those UK Borrowers specified in such provisional authority.

(v) All Parties acknowledge that the Syndicate Manager:

(A) is entitled to rely completely upon information provided to it in connection with subsections (ii) or (iii) of this Section 4.10(f);

(B) is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Lender or, as the case may be, UK Borrower providing such information; and

(C) shall have no liability to any person for the accuracy of any information it submits in connection with subsection (ii)(A) of this Section 4.10(f).

(g) Passport Scheme. Without limiting the foregoing, and in relation to the HMRC DT Treaty Passport Scheme:

(i) A Foreign Currency Lender which becomes a party on the Closing Date that holds a passport under the HMRC DT Treaty Passport Scheme, and which wishes that scheme to apply to this Credit Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Borrower) by including its scheme reference number opposite its name in Schedule 2.1(a) (Lenders and Commitments).

(ii) Where a Lender includes the indication described in subsection (A) above in Schedule 2.1(a) (Lenders and Commitments):

(A) each UK Borrower shall, if the Closing Date is on or after 1 September 2010 and to the extent that that Foreign Currency Lender is a Lender under a Loan made available to that UK Borrower pursuant to Article III (Foreign Currency Loans), file a duly completed form DTTP-2 (or such alternative form as may be specified by the United Kingdom HM Revenue & Customs from time to time) in respect of such Lender with the United Kingdom HM Revenue & Customs within 30 days of the Closing Date and shall promptly provide the Lender with a copy of that filing; and

(B) each new Foreign Borrower designated as such pursuant to Section 3.2(b) which is a UK Borrower shall, if it becomes a Borrower on or after 1 September 2010 and to the extent that that Foreign Currency Lender is a Lender under a Loan made available to that new UK Borrower pursuant to Article III (Foreign Currency Loans), file a duly completed form DTTP-2 (or such alternative form as may be specified by the United Kingdom HM Revenue & Customs from time to time) in respect of such Lender with the United Kingdom HM Revenue & Customs within 30 days of becoming a Borrower and shall promptly provide the Lender with a copy of that filing.

(iii) A new Foreign Currency Lender that holds a passport under the HMRC DT Treaty Passport Scheme, and which wishes that scheme to apply to this Credit Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Borrower) in the Assignment and Assumption or other documentation which it executes to become a Lender by including its scheme reference number in such documentation.

(iv) Where a new Foreign Currency Lender includes the indication described in subsection (iii) of this Section 4.10(g) in the relevant Assignment and Assumption or other documentation which it executes to become a Lender:

(A) each UK Borrower which is a party as a Borrower as at the date on which the new Foreign Currency Lender becomes a party shall, if that date is on or after 1 September 2010 and to the extent that that Foreign Currency Lender becomes a Lender under a Loan which is made available to that UK Borrower pursuant to Article III (Foreign Currency Loans), file a duly completed form DTTP-2 (or such alternative form as may be specified by the United Kingdom HM Revenue & Customs from time to time) in respect of such Lender with the United Kingdom HM Revenue & Customs within 30 days of the date on which the new Foreign Currency Lender becomes a party and shall promptly provide the Lender with a copy of that filing; and

(B) each new Foreign Borrower designated as such pursuant to Section 3.2(b) which is a UK Borrower and which becomes a Borrower after the date on which the new Foreign Currency Lender becomes a party shall, if it becomes a Borrower on or after 1 September 2010 and to the extent that that Foreign Currency Lender becomes a Lender under a Loan which is made available to that new UK Borrower pursuant to Article III (Foreign Currency Loans), file a duly completed form DTTP-2 (or such alternative form as may be specified by the United Kingdom HM Revenue & Customs from time to time) in respect of such Lender with the United Kingdom HM Revenue & Customs within 30 days of becoming a Borrower and shall promptly provide the Lender with a copy of that filing.

(h) VAT.

(i) All amounts set out or expressed in a Credit Document to be payable by any party to a Lender or the Agent (for the purposes of this Section 4.10(h), each a “Finance Party”) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subsection (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Credit Document and the Finance Party is accountable for such VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Credit Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall instead pay to the Supplier if that Supplier is accountable for such VAT (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(iii) Where a Credit Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 4.10(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making or receiving the supply (as the case may be) for the purposes of any relevant VAT grouping rules.

4.11 Indemnity.

Airgas promises to indemnify (or cause the applicable Borrower to indemnify) each Lender and to hold each Lender harmless from any loss or expense (including foreign exchange losses) which such Lender may sustain or incur (other than through such Lender’s breach of its obligations hereunder, gross negligence or willful misconduct) as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans, Quoted Rate U.S. Swingline Loans or Foreign Swingline Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement (or, the applicable documentation for the applicable Foreign Swingline Facility), (b) default by a Borrower in making any prepayment of a Eurocurrency Loan, a Quoted Rate U.S. Swingline Loan or a Foreign Swingline Loan after such Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement (or, the applicable documentation for the applicable Foreign Swingline Facility), (c) the making of a prepayment of Eurocurrency Loans or Quoted Rate U.S. Swingline Loans on a day which is not the last day of an Interest Period with respect thereto or (d) any failure by any Borrower to make payment of any extension of credit denominated in a Foreign Currency in a different currency. With respect to Eurocurrency Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the applicable interbank market. The covenants of Airgas set forth in this Section 4.11 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by a Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, (i) all payments by the Borrowers hereunder with respect to principal and interest on Foreign Currency Loans denominated in a Foreign Currency shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s office in such Foreign Currency and in Same Day Funds not later than the Applicable Time specified by the Agent on the date specified herein, and (ii) all other payments hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s office specified in Schedule 11.1 in U.S. Dollars and in immediately available funds not later than 2:00 P.M. on the date specified herein. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Requirement of Law from making any required payment hereunder in a Foreign Currency, such Borrower shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent (using the applicable Spot Rate determined as of the date of the applicable payment) of the Foreign Currency payment amount. All payments received by the Agent after such times shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower maintained with the Agent (with notice to such Borrower). The Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender. Subject to the definition of “Interest Period”, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments of principal and interest in respect of Foreign Swingline Loans shall be in accordance with Section 3.3.

(b) (i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any extension of credit that such Lender will not make available to the Agent such Lender’s share of such extension of credit, the Agent may assume that such Lender has made such share available on such date in accordance with the terms of this Credit Agreement and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable extension of credit available to the Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender in connection with any extension of credit, the applicable Overnight Rate, and (B) in the case of a payment to be made by a Borrower in connection with any extension of credit in U.S. Dollars or a Foreign Currency, the interest rate otherwise applicable to such credit extension. If such Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable extension of credit to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such extension of credit. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.

A notice of the Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any extension of credit to be made by such Lender as provided in this Credit Agreement, and such funds are not made available to the applicable Borrower by the Agent because the conditions to the applicable extension of credit set forth in Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in other extensions of credit and to make payments pursuant to Section 11.5(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.5(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.5(b).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any extension of credit hereunder in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any such extension of credit in any particular place or manner.

4.13 Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in U.S. LOC Obligations, in U.S. Swingline Loans or in Foreign Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in U.S. LOC Obligations, U.S. Swingline Loans or Foreign Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 4.13 shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 4.15, or (z) any payment obtained by a Lender as consideration for any assignment of or sale of any of its interests hereunder in accordance with Section 11.3, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.13 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

4.14 Computations of Interest and Fees.

All computations of interest for U.S. Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Except as expressly provided otherwise herein, all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Foreign Currency Loans denominated in Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 4.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

4.15 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Agent or the U.S. Issuing Lender if, as of the date that is seven (7) Business Days prior to the Maturity Date, any U.S. LOC Obligation for any reason remains outstanding, Airgas shall immediately Cash Collateralize the then outstanding amount of all U.S. LOC Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the U.S. Issuing Lenders, the U.S. Swingline Lender or the Foreign Swingline Lenders, Airgas or the applicable Borrowers shall deliver to the Agent Cash Collateral in an amount sufficient to cover all applicable Fronting Exposure (after giving effect to Section 4.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America (provided that Cash Collateral pledged by Airgas to reduce Fronting Exposure shall be maintained in interest bearing accounts, with interest earned for the account of Airgas). The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the U.S. Issuing Lenders and the Lenders (including the U.S. Swingline Lender and the Foreign Swingline Lenders), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 4.15(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Airgas, the applicable Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 4.15 or Sections 2.2, 2.3, 3.3, 4.3, 4.16 or 9.2 in respect of U.S. Letters of Credit, U.S. Swingline Loans or Foreign Swingline Loans shall be held and applied to the satisfaction of the specific U.S. LOC Obligations, U.S. Swingline Loans, Foreign Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.3(i)) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.15 may be otherwise applied in accordance with Section 9.3), and (y) the Person providing Cash Collateral and the U.S. Issuing Lenders, U.S. Swingline Lender or Foreign Swingline Lenders, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

4.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 11.6.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9.3 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.2), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the U.S. Issuing Lenders, U.S. Swingline Lender or Foreign Swingline Lenders hereunder (as applicable); third, if so determined by the Agent or requested by the U.S. Issuing Lenders, U.S. Swingline Lender or Foreign Swingline Lenders (as applicable), to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any U.S. Swingline Loan, Foreign Swingline Loan or U.S. Letter of Credit (as applicable); fourth, as Airgas may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Agent; fifth, if so determined by the Agent and Airgas, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders, the U.S. Issuing Lenders, U.S. Swingline Lender or Foreign Swingline Lenders (as applicable) as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the U.S. Issuing Lenders, U.S. Swingline Lender or Foreign Swingline Lenders against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or participation in any U.S. Letter of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or participations in U.S. Letters of Credit were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in any U.S. Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in any U.S. Letters of Credit owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any U.S. Revolving Commitment Unused Fee for any period during which that Lender is a Defaulting Lender (and Airgas shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), (y) shall not be entitled to receive any Foreign Currency Commitment Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (z) shall be limited in its right to receive letter of credit fees as provided in Sections 4.5(b)(i) and 4.5(b)(ii)).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in U.S. Letters of Credit, U.S. Swingline Loans or Foreign Swingline Loans pursuant to Sections 2.2, 2.3 and 3.3, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the U.S. Revolving Commitment or Foreign Currency Commitment (as applicable) of that Defaulting Lender; provided, that (A) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in U.S. Letters of Credit and U.S. Swingline Loans shall not exceed the positive difference, if any, of (1) the U.S. Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the U.S. Revolving Loans of that U.S. Revolving Lender and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Foreign Swingline Loans shall not exceed the positive difference, if any, of (1) the Foreign Currency Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Foreign Currency Loans of that Foreign Currency Lender.

(b) Defaulting Lender Cure. If Airgas, the Agent, the U.S. Swingline Lender, the Foreign Swingline Lenders and the U.S. Issuing Lenders (as applicable) agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in U.S. Letters of Credit, U.S. Swingline Loans and Foreign Swingline Loans (as applicable) to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 4.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

4.17 Mitigation Obligations.

If any Lender requests compensation under Section 4.9, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10, or if any Lender gives a notice pursuant to Section 4.8, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.9 or 4.10, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.8, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Airgas hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. If any Lender requests compensation under Section 4.9, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10, Airgas may replace such Lender in accordance with Section 11.17.

ARTICLE V

CONDITIONS

5.1 Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial extensions of credit hereunder shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

(a) The Agent shall have received original counterparts of the Credit Agreement executed by each of the parties thereto;

(b) The Agent shall have received all documents it may reasonably request relating to the existence and (to the extent applicable) good standing of each Borrower, the corporate or other necessary authority for and the validity of the Credit Documents (which includes, but is not limited to, for (i) any Dutch Borrower, an up to date extract from the Chamber of Commerce (Kamer van Koophandel), the deed of incorporation, the latest articles of association, all corporate resolutions and, if applicable, any unconditional, positive works council advice, (ii) any English Borrower, a certified copy of the constitutional documents and all corporate resolutions as necessary), and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Agent;

(c) The Agent shall have received a legal opinion of Cahill Gordon & Reindel LLP, U.S. counsel for the Borrowers, dated as of the Closing Date in form and substance reasonably satisfactory to the Agent.

(d) (i) The Agent shall have received a legal opinion of each of Gowling Lafleur Henderson LLP and McHugh Mowat Whitmore Ionico MacPherson LLP, Canadian counsel for the Borrowers, dated as of the Closing Date in form and substance reasonably satisfactory to the Agent.

(ii) The Agent shall have received a legal opinion of Morgan, Lewis & Bockius, UK counsel for the Borrowers in form and substance reasonably satisfactory to the Agent.

(iii) The Agent shall have received a legal opinion of Stek, Dutch counsel for the Borrowers in form and substance reasonably satisfactory to the Agent.

(e) Since March 31, 2010, there has been no development or event relating to or affecting the Consolidated Parties which has had or would be reasonably expected to have a Material Adverse Effect.

(f) The Agent shall have received, for its own account and for the accounts of the relevant Lenders, all fees and expenses required by this Credit Agreement or any other Credit Document to be paid to the Agent on or before the Closing Date;

(g) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Airgas, threatened by or against the Consolidated Parties or against any of their respective properties or revenues which (i) relates to any of the Credit Documents or any of the transactions contemplated hereby or thereby or (ii) would be reasonably expected to have a Material Adverse Effect.

(h) The Agent shall have received a certificate or certificates executed by an Executive Officer of Airgas, in form and substance satisfactory to the Agent, stating that (A) each Borrower is in compliance with all existing material financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or, to the best of his knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Borrower or any transaction contemplated by the Credit Documents that could have a Material Adverse Effect and (D) immediately after giving effect to the initial extensions of credit under this Credit Agreement, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein (including Sections 5.1(e) and 5.1(g)) are, subject to the limitations set forth herein, true and correct in all material respects unless the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect, and (3) Airgas is in compliance with each of the financial covenants set forth in Section 7.10 as of the first date provided for the measurement of each of such financial covenants in accordance with the terms thereof; and

5.2 Conditions to all Extensions of Credit.

The obligations of each Lender to make any Loan and of any U.S. Issuing Lender to issue or extend U.S. Letters of Credit are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

(i) The relevant Borrower shall have properly delivered (A) in the case of any Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion, (B) in the case of any U.S. Letter of Credit, an appropriate request for issuance or extension in accordance with the provisions of Section 2.2(b) or (C) in the case of Foreign Swingline Loans, a borrowing request in accordance with the borrowing procedures agreed to by the applicable Borrower and the applicable Foreign Swingline Lender;

(ii) The representations and warranties set forth in Article VI shall be, subject to the limitations set forth therein, true and correct in all material respects on and as of the date of such extension of credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, unless the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect;

(iii) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

(iv) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof) or the issuance or extension of such U.S. Letter of Credit as the case may be, (A) in the case of U.S. Revolving Loans, U.S. Swingline Loans and U.S. Letters of Credit, the sum

of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus the aggregate U.S. LOC Obligations outstanding shall not exceed the U.S. Revolving Committed Amount, (B) in the case of U.S. Letters of Credit, the U.S. LOC Obligations outstanding shall not exceed the U.S. LOC Sublimit, (C) in the case of U.S. Swingline Loans, the aggregate principal amount of outstanding U.S. Swingline Loans shall not exceed the U.S. Swingline Sublimit, and (D) in the case of Foreign Currency Loans, the sum of the aggregate principal amount of outstanding Foreign Currency Loans plus the Foreign Swingline Facility Reserve shall not exceed the Foreign Currency Committed Amount.

The delivery of each Notice of Borrowing, each request for a U.S. Swingline Loan, each request for the issuance or extension of a U.S. Letter of Credit pursuant to Section 2.2(b) and each request for a Foreign Swingline Loan, shall constitute a representation and warranty by the Borrowers of the correctness of the matters specified in subsections (ii), (iii) and, to the best of the applicable Borrower’s knowledge based on then available exchange rate information in the case of any representation in subsection (iv) above involving Foreign Currencies, (iv) above.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Airgas hereby represents to the Agent and each Lender that:

6.1 Financial Condition.

(a) The audited consolidated balance sheet of the Consolidated Parties, and the related consolidated statements of earnings and statements of cash flows, as of March 31, 2010 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (i) have been audited by KPMG LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. The unaudited interim balance sheets of the Consolidated Parties as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each quarterly period ended after March 31, 2010 and prior to the Closing Date have heretofore been furnished to each Lender. Such interim financial statements for each such quarterly period, (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. During the period from March 31, 2010 to and including the Closing Date, there has been no sale, transfer or other disposition by the Consolidated Parties of any material part of the business or property of the Consolidated Parties, taken as a whole, and there has been no Acquisition, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Agent on or prior to the Closing Date.

(b) The projections of profit and loss statements, balance sheets and cash flow reports for the Consolidated Parties on a consolidated basis for fiscal year 2011, copies of which have heretofore been furnished to each Lender, are based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

6.2 Organization; Existence; Compliance with Law.

Each Consolidated Party (a) is duly organized, validly existing and, to the extent applicable, is in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing, to the extent applicable, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing, to the extent applicable, would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all material Requirements of Law.

6.3 Power; Authorization; Enforceable Obligations.

Each Borrower has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents and to borrow hereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Borrower in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Borrower is a party. This Credit Agreement has been, and each other Credit Document to which any Borrower is a party will be, duly executed and delivered on behalf of each such Borrower. This Credit Agreement constitutes, and each other Credit Document when executed and delivered will constitute, a legal, valid and binding obligation of each Borrower (with regard to each Credit Document to which it is a party) enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.4 No Legal Bar.

The execution, delivery and performance of the Credit Documents by any Borrower, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or contractual obligation of such Borrower or any of its Subsidiaries in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require, the creation or imposition of any Lien on any of the Properties or revenues of such Borrower or any of its Subsidiaries pursuant to any such Requirement of Law or contractual obligation, and (c) will not violate or conflict with any provision of such Borrower’s articles of incorporation, articles of organization, bylaws, operating agreement or other applicable organizational documents.

6.5 No Default.

No Default or Event of Default has occurred and is continuing.

6.6 Ownership of Property; Liens.

Each Consolidated Party has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.

6.7 Intellectual Property.

Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Airgas know of any such claim, and the use of such Intellectual Property by any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

6.8 No Burdensome Restrictions.

Except as previously disclosed in writing to the Lenders on or prior to the Closing Date, no Requirement of Law or contractual obligation of any Consolidated Party would be reasonably expected to have a Material Adverse Effect.

6.9 Taxes.

Each Consolidated Party has filed or caused to be filed all income tax returns and all other material tax returns which, to the best knowledge of Airgas, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed, and, to the best knowledge of Airgas, no claim is being asserted, with respect to any such tax, fee or other charge.

6.10 ERISA.

Except as would not result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event (other than with respect to clause (vi) of the definition thereof) has occurred, and, to the best knowledge of Airgas, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no Single Employer Plan has failed to satisfy the “minimum required contribution” as such term is defined in Section 430 of the Code; (iii) each Single Employer Plan and, to the best knowledge of Airgas, each Multiemployer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) No Single Employer Plan is in “at risk status” as defined in Section 430 of the Code.

(c) No Consolidated Party or any ERISA Affiliate would become subject to any withdrawal liability in excess of $20,000,000 under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Consolidated Party or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of Airgas, reasonably expected to be in reorganization, insolvent, or terminated.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

6.11 Governmental Regulations, Etc.

(a) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities other than securities issued by Airgas. If requested by any Lender or the Agent, the Borrowers will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T other than securities issued by Airgas. “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Consolidated Parties. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b) No Consolidated Party is subject to regulation under the Investment Company Act of 1940, as amended. In addition, no Consolidated Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

(c) No director, executive officer or principal shareholder of any Consolidated Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

(d) Each Consolidated Party has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.

(e) No Consolidated Party is in violation of any applicable statute, regulation or ordinance of the United States or any other applicable jurisdiction, or of any state, province, city, town, municipality, county or of any agency thereof (including without limitation, environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.

(f) Each Consolidated Party is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

6.12 Subsidiaries.

Schedule 6.12 sets forth all the Subsidiaries of Airgas at the Closing Date, the jurisdiction of their organization and the direct or indirect ownership interest of Airgas therein.

6.13 Purpose of Loans and U.S. Letters of Credit.

The proceeds of the Loans hereunder shall be used solely by the Borrowers (i) to refinance existing Indebtedness under the Existing Credit Agreement, (ii) for the working capital, capital expenditures, acquisitions and other general corporate purposes of the Consolidated Parties and (iii) for support of commercial paper issued by Airgas. The U.S. Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, insurance, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to acquisitions by the Consolidated Parties and other general corporate purposes.

6.14 Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and properties owned, leased or operated by any Consolidated Party (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by any Consolidated Party (the “Businesses”), and there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws.

(b) None of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of Airgas, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Consolidated Party, the Properties or the Businesses.

(f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.15 Solvency.

Airgas and its Subsidiaries, on a consolidated basis, (a) are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course, (iii) are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged or are to engage, (iv) own Property, the fair value of which is greater than the total amount of their liabilities, including, without limitation, contingent liabilities, and (v) own assets, the present fair salable value of which is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

6.16 Foreign Borrowers.

(a) Each Foreign Borrower is subject to civil and commercial laws with respect to its obligations under this Credit Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. To the fullest extent permitted under applicable law, no Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrower is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.

(b) The Applicable Foreign Borrower Documents are in proper legal form under the laws of the jurisdiction in which each Foreign Borrower is organized and existing for the enforcement thereof against such Foreign Borrower under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which the applicable Foreign Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or the transactions contemplated by the Applicable Foreign Borrower Documents, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) Each Foreign Borrower that is organized or incorporated under incorporated under the laws of The Netherlands complies with the Dutch Financial Supervision Act.

(d) No Foreign Borrower that is organized or incorporated under incorporated under the laws of The Netherlands has established a works council (ondernemingsraad) under or pursuant to the Act on the Works Councils (Wet op de ondernemingsraden), and no works council is authorized to render advice or is required to be consulted with respect to any transactions contemplated by the Credit Documents.

ARTICLE VII

AFFIRMATIVE COVENANTS

Airgas hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

7.1 Information Covenants.

Airgas will furnish, or cause to be furnished, to the Agent (for delivery to each Lender):

(a) Annual Financial Statements. As soon as available, and in any event within 105 days after the close of each fiscal year of the Consolidated Parties, a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern.

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Consolidated Parties a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer or other Executive Officer of Airgas to the effect that, to the best of such Person’s knowledge and belief, such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b), a certificate of an Executive Officer of Airgas substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with Section 7.10 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrowers propose to take with respect thereto (which delivery may, unless the Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

(d) Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Consolidated Parties shall send to their shareholders or to a holder of any Indebtedness owed by the Consolidated Parties in its capacity as such a holder and (ii) upon the request of the Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(e) Notices. Within five (5) Business Days after any Executive Officer of Airgas obtains knowledge thereof, Airgas will give written notice to the Agent of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrowers propose to take with respect thereto, and (b) the occurrence of any of the following with respect to the Consolidated Parties (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect or

(ii) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would likely have a Material Adverse Effect.

(f) ERISA. Within five (5) Business Days after any Executive Officer of Airgas obtains knowledge thereof, Airgas will give written notice to the Agent of the occurrence of any of the following events if such event has had or reasonably could be expected to have a Material Adverse Effect: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against Airgas or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); or (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer or other Executive Officer of Airgas briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by Airgas or any ERISA Affiliate with respect thereto.

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Consolidated Parties as the Agent or the Required Lenders may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a), 7.1(b) or 7.1(d) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which Airgas posts such documents on the Securities and Exchange Commission website or Airgas’ website at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on Airgas’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) if such Person does not have access to such websites, Airgas shall deliver paper copies of such documents to the Agent or any Lender that requests Airgas to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) Airgas shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and, if requested by the Agent, provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Airgas shall be required to provide paper copies of the compliance certificates required by Section 7.1(c) to the Agent. Except for such compliance certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Airgas with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledges that (a) the Agent and/or BAS will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Airgas or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agent, BAS, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.2 Preservation of Existence and Franchises.

Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 8.4(a), Airgas will, and will cause each Consolidated Party to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

7.3 Books and Records.

Airgas will, and will cause each of its Subsidiaries domiciled in the United States to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). Airgas will, and cause each Consolidated Party domiciled in any other applicable jurisdiction to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of generally accepted accounting principles applicable in such other applicable jurisdiction.

7.4 Compliance with Law.

Airgas will, and will cause each Consolidated Party to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.

7.5 Payment of Taxes.

Except as otherwise provided pursuant to the terms of the Section 8.2, Airgas will, and will cause each Consolidated Party to, pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, and (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties.

7.6 Insurance.

Airgas will, and will cause each Consolidated Party to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practices.

7.7 Maintenance of Property.

Airgas will, and will cause each Consolidated Party to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8 Use of Proceeds.

The Borrowers will use the proceeds of the Loans and will use the U.S. Letters of Credit solely for the purposes set forth in Section 6.13.

7.9 Audits/Inspections.

Upon reasonable notice and during normal business hours, Airgas will, and will cause each Consolidated Party to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains. The Agent shall make available to the Lenders upon request any information it obtains from any such visitations or inspections.

7.10 Consolidated Leverage Ratio.

Airgas shall cause the Consolidated Leverage Ratio as of the last day of each fiscal quarter of Airgas to be no greater than 3.5 to 1.0.

7.11 Compliance with Dutch Financial Supervision Act.

Each Foreign Borrower that is organized or incorporated under the laws of The Netherlands shall ensure that it complies with the Dutch Financial Supervision Act and, to the extent applicable, any regulations promulgated thereunder.

ARTICLE VIII

NEGATIVE COVENANTS

Airgas hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

8.1 Subsidiary Indebtedness.

Airgas will not permit the aggregate principal amount of all Indebtedness (other than (a) the Obligations and (b) intercompany Indebtedness among Consolidated Parties) of all Subsidiaries of Airgas to exceed an amount equal to (i) ten percent (10%) of the consolidated total assets of the Consolidated Parties, as determined in accordance with GAAP less (ii) the aggregate principal amount of Indebtedness of Airgas (but not any of its Subsidiaries) secured by Liens incurred pursuant to Section 8.2(m).

8.2 Liens.

Airgas will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for:

(a) Liens arising under the Credit Documents;

(b) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Consolidated Parties in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(f) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(g) Liens existing as of the Closing Date and set forth on Schedule 8.2;

(h) Liens on Property of any Person securing purchase money Indebtedness, Capital Leases and Synthetic Leases of such Person, provided that (a) any such Lien attaches to such Property (and only such Property) concurrently with or within 90 days after the incurrence of the Indebtedness secured thereby; (b) the Indebtedness secured thereby shall not exceed the purchase price of the asset(s) financed and (c) the aggregate principal amount of all Indebtedness secured thereby does not exceed $25,000,000;

(i) Liens on Property of any Person securing Indebtedness (other than purchase money Indebtedness and obligations under Capital Leases or Synthetic Leases) assumed or acquired by the Consolidated Parties in connection with an Acquisition, provided that (i) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the date the related Acquisition is consummated, (ii) the Indebtedness secured by such Lien was not created in anticipation of the related Acquisition and (iii) the aggregate principal amount of all Indebtedness secured thereby does not exceed $50,000,000;

(j) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

(k) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, operating leases permitted by this Credit Agreement;

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) Liens securing Indebtedness of any Consolidated Party; provided that the aggregate principal amount of all Indebtedness secured thereby does not exceed an amount equal to ten percent (10%) of the consolidated total assets of the Consolidated Parties, as determined in accordance with GAAP;

(n) Liens in favor of the U.S. Issuing Lenders, the U.S. Swingline Lender or the Foreign Swingline Lenders (as applicable) on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder; and

(o) other Liens not described above, provided that such Liens do not secure obligations in excess of $25,000,000 at any one time outstanding.

8.3 Nature of Business.

Airgas will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by any such Person as of the Closing Date, except for reasonable extensions thereof and businesses ancillary thereto.

8.4 Consolidation, Merger, or Sales of Assets.

Airgas will not permit any Consolidated Party to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Consolidated Parties on a consolidated basis or any Capital Stock of any Subsidiary, except that:

(a) If at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Subsidiary or any other Person may merge into, consolidate with or liquidate or dissolve into Airgas or any of its Subsidiaries and any Subsidiary may merge into, consolidate with or liquidate or dissolve into any other Person provided that, (i) if Airgas is a party to such transaction, Airgas is the surviving corporation and (ii) if a Foreign Borrower is a party to such transaction, a Foreign Borrower shall be the surviving entity;

(b) Airgas may sell all or any portion of the Capital Stock of any Subsidiary for fair market value, as determined in good faith by Airgas’ board of directors, provided (i) such sale does not constitute a sale of all or substantially all of the Consolidated Parties’ assets on a consolidated basis, and (ii) if such sale involves the Capital Stock of a Foreign Borrower, Airgas or another Foreign Borrower shall agree in writing to assume the obligations of such Foreign Borrower under this Credit Agreement and the other Credit Documents; and

(c) Airgas may transfer, or cause to be transferred, all or any portion of the Capital Stock of any wholly-owned Subsidiary to another wholly-owned Subsidiary, provided, if such transfer involves the Capital Stock of a Foreign Borrower, Airgas or another Foreign Borrower shall agree in writing to assume the obligations of such Foreign Borrower under this Credit Agreement and the other Credit Documents.

8.5 Use of Proceeds.

Airgas will not permit any Consolidated Party to use the proceeds of any Loan or use any U.S. Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.6 Transactions with Affiliates.

Airgas will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) intercompany transactions not prohibited by this Credit Agreement, (b) normal compensation and reimbursement of expenses of officers and directors and (c) except as otherwise specifically limited in this Credit Agreement, other transactions on terms and conditions substantially as favorable to such Consolidated Party as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. Any Borrower shall

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under U.S. Letters of Credit, or

(ii) default, and such defaults shall continue for five (5) or more days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under U.S. Letters of Credit, or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants.

(i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.2, 7.8 or 7.10 or Article VIII of this Credit Agreement (other than those referred to in subsections (a) or (b) of this Section 9.1) contained in this Credit Agreement; or

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Executive Officer of Airgas becoming aware of such default or notice thereof by the Agent; or

(d) Other Credit Documents. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or as otherwise permitted by any Credit Document, any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Borrower shall so state in writing; or

(e) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Borrower or any Material Subsidiary; or

(f) Defaults under Other Indebtedness. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $50,000,000 in the aggregate for the Consolidated Parties taken as a whole any of the following shall occur (unless, with respect to any Indebtedness in favor of the seller of a company acquired by any Consolidated Party, such occurrence is in connection with a bona fide dispute as to the right of the applicable Person to offset such Indebtedness against indemnification obligations of the holder of such Indebtedness to such Person and such Person shall have made adequate provision (as determined by the Required Lenders in their reasonable discretion) for such Indebtedness on its books of account): (A) (1) any Consolidated Party shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(g) Judgments. One or more judgments or decrees shall be entered against any Consolidated Party involving a liability of $50,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(h) ERISA. Any of the following events or conditions, if such event or condition reasonably could be expected to involve possible taxes, penalties, and other liabilities in an aggregate amount in excess of $50,000,000: (1) a Single Employer Plan failing to satisfy the “minimum required contribution”, as such term is defined in Section 302 of ERISA and Section 430 of the Code, shall exist with respect to any Single Employer Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (2) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(i) Ownership.

(i) Any Person or two or more Persons (in each case, other than Airgas or a wholly-owned Subsidiary) acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of Airgas (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of Airgas; provided, however, such occurrence shall not constitute an Event of Default hereunder until a period of 30 days has elapsed from the date of the acquisition by such Person and/or its Affiliates of Voting Stock of Airgas which gives such Person and/or its Affiliates an aggregate ownership of more than 50% of the Voting Stock of Airgas; provided further, if such Person and/or its Affiliates have filed a tender offer statement with the Securities and Exchange Commission in connection with such acquisition, the 30 day period referenced above in the foregoing proviso shall commence on the date of the filing with the Securities and Exchange Commission of such tender offer statement.

(ii) Airgas shall fail to own, directly or indirectly, all of the Voting Stock of each of the Foreign Borrowers or the Foreign Swingline Borrowers, other than with respect to any Foreign Borrower which ceases to be a Foreign Borrower pursuant to Section 3.2 or any Foreign Swingline Borrower upon cancellation of the applicable Foreign Swingline Facility.

9.2 Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by, or cured to the satisfaction of, the requisite Lenders (pursuant to the voting procedures in Section 11.6), the Agent shall, upon the request and direction of the Required Lenders, by written notice to Airgas take any of the following actions:

(i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under U.S. Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by any Borrower to the Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

(iii) Cash Collateral. Direct the Borrowers to Cash Collateralize the U.S. LOC Obligations in an amount equal to the maximum aggregate amount which may be drawn under all U.S. Letters of Credits then outstanding.

(iv) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) with respect to a Borrower (or in which a Borrower is named as a debtor) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under U.S. Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.

9.3 Allocation of Payments After Acceleration.

After acceleration of the Obligations pursuant to Section 9.2, all amounts collected or received by the Agent or any Lender from the Borrowers in connection with or on account of the Obligations or any other amounts outstanding under any of the Credit Documents, whether received from a Borrower or otherwise shall be immediately forwarded to the Agent and shall be thereafter be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to the payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender ratably among them in proportion to the amounts described in this clause THIRD payable to them;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest ratably among the Lenders in proportion to the respective amounts described in this clause FOURTH held by them;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or Cash Collateralization of the outstanding U.S. LOC Obligations) ratably among the Lenders in proportion to the respective amounts described in this clause FIFTH held by them;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above ratably among the Lenders in proportion to the respective amounts described in this clause SIXTH held by them; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing:

(i) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding U.S. Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the applicable U.S. Issuing Lender from time to time for any drawings under such U.S. Letters of Credit and (B) then, following the expiration or cancellation of all U.S. Letters of Credit, to all other obligations of the types described in clauses “FIFTH”, “SIXTH” and “SEVENTH” above in the manner provided in this Section 9.3;

(ii) all amounts collected or received by the Agent or any Lender from the Foreign Borrowers and the Foreign Swingline Borrowers shall be applied exclusively to the applicable Foreign Obligations until the payment in full thereof; and

(iii) with respect to any amounts collected or received by the Agent or any Lender from Airgas, clauses “THIRD”, “FOURTH” and “FIFTH” above shall include only that portion, if any, of the Foreign Obligations that is outstanding after taking into account any amounts collected or received by the Agent or any Lender from the Foreign Borrowers and the Foreign Swingline Borrowers.

9.4 CAM Exchange.

(a) On the CAM Exchange Date, the Lenders shall automatically and without further action be deemed to have exchanged interests in the Specified Obligations under the Tranches (and participation interests in U.S. Letters of Credit, U.S. Swingline Loans and Foreign Swingline Loans) such that, in lieu of the interest of each Lender in the Specified Obligations under each Tranche in which it shall participate as of such date (including the principal, reimbursement, interest and fee obligations of each Borrower in respect of each such Tranche) and such Lender’s participation interests in U.S. Letters of Credit, U.S. Swingline Loans and Foreign Swingline Loans, such Lender shall own an interest equal to such Lender’s CAM Exchange Percentage in the Specified Obligations under each of the Tranches (including the principal, reimbursement, interest and fee obligations of each Borrower in respect of each such Tranche) and hold a participation interest in each U.S. Letter of Credit, U.S. Swingline Loan and Foreign Swingline Loan equal to its CAM Exchange Percentage thereof. Each Lender, each Participant, each Borrower and the Agent hereby consents and agrees to the CAM Exchange. Each Lender and each Borrower hereby agrees from time to time to execute and deliver to the Agent all such instruments and documents as the Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange; provided, however, that the failure of any Borrower to execute and deliver or of any Lender to accept any such instrument or document shall not affect the validity or effectiveness of the CAM Exchange. On the CAM Exchange Date, each Lender whose funded Exposures after giving effect to the CAM Exchange shall exceed its funded Exposures before giving effect thereto shall pay to the Agent the amount of such excess in the applicable currency or currencies (or, if requested by the Agent, in U.S. Dollars), and the Agent shall pay to each of the Lenders, out of the amount so received by it, the amount by which such Lender’s funded Exposures before giving effect to the CAM Exchange exceeds such funded Exposures after giving effect to the CAM Exchange.

(b) Each Lender’s obligation to exchange its interests pursuant to the CAM Exchange shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of Airgas or any Subsidiary or any other Person, (iv) any breach of this Credit Agreement by any Borrower, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) For purposes of this Section 9.4, the following terms shall be defined as follows:

(i) “CAM Exchange” means the exchange of the Lenders’ interests provided in this Section 9.4.

(ii) “CAM Exchange Date” means the date on which an Event of Default with respect to a Borrower under Section 9.1(e) shall occur.

(iii) “CAM Exchange Percentage” means, as to each Lender, a fraction, expressed as a decimal (carried out to the ninth decimal place), of which (a) the numerator shall be the aggregate U.S. Dollar Equivalent of the sum of (i) the Specified Obligations owed to such Lender and (ii) such Lender’s participations in undrawn amounts of U.S. Letters of Credit, in each case immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate

U.S. Dollar Equivalent of the sum of (i) the Specified Obligations owed to all the Lenders and (ii) the aggregate undrawn amount of all outstanding U.S. Letters of Credit, in each case immediately prior to the CAM Exchange Date.

(iv) “Exposure” means, with respect to any Lender, the sum at such time, without duplication, of such Lender’s (i) Applicable Percentage of the outstanding amount of the Loans and U.S. LOC Obligations (including any participation interests in U.S. Letters of Credit, U.S. Swingline Loans and Foreign Swingline Loans). For purposes hereof, Exposure shall be expressed in U.S. Dollars.

(v) “Specified Obligations” means Obligations consisting of principal of and interest on the Loans, reimbursement obligations in respect of U.S. Letters of Credit and fees payable to the Lenders or the Agent pursuant to the Credit Documents.

(vi) “Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the U.S. Revolving Commitments and the U.S. Revolving Loans and (b) the Foreign Currency Commitments and the Foreign Currency Loans.

ARTICLE X

AGENCY PROVISIONS

10.1 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Credit Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agent and the Lenders, and neither Airgas nor any other Borrower shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender.

Any Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Person serving as the Agent hereunder in its individual capacity. Any such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Airgas or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to Airgas or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by Airgas or a Lender.

The Agent shall not be responsible for nor have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.4 Reliance by the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the issuance of a U.S. Letter of Credit or the making of any other extension of credit hereunder, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan, the issuance of such U.S. Letter of Credit or the making of such other extension of credit. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

10.6 Resignation of Agent.

The Agent may at any time give notice of its resignation to the Lenders and Airgas. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Airgas, to appoint a successor, which, in the case of a successor Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify Airgas and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Airgas to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Airgas and such successor. After a retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article X and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as the Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as U.S. Swingline Lender (and, if applicable, as a U.S. Issuing Lender and, if Bank of America (or an Affiliate) is a Foreign Swingline Lender, such Foreign Swingline Lender). Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring U.S. Swingline Lender (and, if applicable, retiring U.S. Issuing Lender or retiring Foreign Swingline Lender), (b) such retiring U.S. Swingline Lender (and, if applicable, retiring U.S. Issuing Lender or retiring Foreign Swingline Lender) shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) if Bank of America is also a retiring U.S. Issuing Lender, the successor U.S. Issuing Lender shall issue letters of credit in substitution for the U.S. Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring U.S. Issuing Lender to effectively assume the obligations of the retiring U.S. Issuing Lender with respect to such U.S. Letters of Credit.

10.7 Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

10.9 Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Agent (irrespective of whether the principal of any Loan, U.S. LOC Obligation or other extension of credit hereunder shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, U.S. LOC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 4.5 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.5 and 11.5.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

MISCELLANEOUS.

11.1 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Airgas or any other Borrower, the Agent, a U.S. Issuing Lender or the U.S. Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1;

(ii) if to any Foreign Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified in the applicable Foreign Swingline Facility Notice); and

(iii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or Airgas may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Airgas, the Agent, a U.S. Issuing Lender, the U.S. Swingline Lender and a Foreign Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Airgas and the Agent and, in the case of any U.S. Revolving Lender, the U.S. Issuing Lenders and the U.S. Swingline Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of any Borrower even if (i)

such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the U.S. Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

11.2 Right of Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Airgas or any other Borrower against any and all of the obligations of Airgas or such Borrower now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of Airgas or such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 4.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Airgas and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.3 Benefit of Agreement.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Agent and each affected Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in U.S. LOC Obligations, in U.S. Swingline Loans and in Foreign Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned;

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes outstanding Loans thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of U.S. Revolving Loans or Foreign Currency Loans unless each of the Agent and, so long as no Event of Default has occurred and is continuing, Airgas otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations hereunder, assigned, except that this subsection (b)(ii) shall not apply to rights in respect of U.S. Swingline Loans or Foreign Swingline Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Airgas (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each U.S. Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more U.S. Letters of Credit (whether or not then outstanding); and

(D) the consent of the U.S. Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of U.S. Revolving Loans and U.S. Revolving Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with (in cases other than an assignment to an Affiliate of the assigning Lender) a processing and recordation fee of $3,500 (payable by the assignor or assignee), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Airgas or any of Airgas’ Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi) Additional Limitation with respect to Foreign Currency Commitments. In the case of any assignment of any Foreign Currency Commitment (and the related Foreign Currency Loans), no such assignment shall be made to (A) any Person that, through its applicable lending offices, is not capable (subject to the completion of any necessary procedural formalities) of lending U.S. Dollars or the Foreign Currencies as of the effective date of such assignment to Airgas or the Foreign Borrowers, as the case may be, without the imposition of additional withholding taxes (unless Airgas otherwise agrees in writing) and (B) at such times as there is a Dutch Borrower, any Person that does not qualify as a PMP.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Airgas and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in U.S. Letters of Credit, U.S. Swingline Loans and Foreign Swingline Loans (as applicable) in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.6, 4.9, 4.10, 4.11 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the applicable Borrowers, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and U.S. LOC Obligations owing to, each applicable Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers, the U.S. Issuing Lenders and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in U.S. LOC Obligations, U.S. Swingline Loans and/or Foreign Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (viii) of Section 11.6(a) that affects such Participant. Subject to subsection (e) of this Section, Airgas agrees that each Participant shall be entitled to the benefits of Sections 4.6, 4.9, 4.10, 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 4.13 as though it were a Lender.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.6, 4.9, 4.10 or 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Airgas’ prior written consent. A Participant that is not a U.S. Person shall not be entitled to the benefits of Section 4.10 unless Airgas is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.10(b) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as by Bank of America from Other Capacities after Assignment. Notwithstanding anything to the contrary contained herein, (i) if at any time Bank of America assigns all of its U.S. Revolving Commitment pursuant to subsection (b) above, Bank of America may (A) if Bank of America is a U.S. Issuing Lender, upon thirty days’ notice to Airgas and the Lenders, resign as a U.S. Issuing Lender and/or (B) upon thirty days’ notice to Airgas, resign as U.S. Swingline Lender and (ii) if at any time Bank of America assigns all of its Foreign Currency Commitment pursuant to subsection (b) above, if Bank of America is a Foreign Swingline Lender, upon thirty days’ notice to Airgas and the Lenders, resign as a Foreign Swingline Lender. In the event of any such resignation, Airgas shall be entitled to appoint from among the Lenders a successor hereunder; provided, however, that no failure by Airgas to appoint any such successor shall affect any such resignation of Bank of America. If Bank of America resigns as a U.S. Issuing Lender, it shall retain all the rights and obligations of a U.S. Issuing Lender hereunder with respect to all U.S. Letters of Credit outstanding as of the effective date of its resignation as a U.S. Issuing Lender and all U.S. LOC Obligations with respect thereto (including the right to require the U.S. Revolving Lenders to make U.S. Base Rate Loans or fund risk participations in unreimbursed drawings under U.S. Letters of Credit pursuant to Section 2.2(c)). If Bank of America resigns as U.S. Swingline Lender, it shall retain all the rights of the U.S. Swingline Lender provided for hereunder with respect to U.S. Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the U.S. Revolving Lenders to make U.S. Base Rate Loans or fund risk participations in outstanding U.S. Swingline Loans pursuant to Section 2.3(b). If Bank of America resigns as a Foreign Swingline Lender, it shall retain all the rights of a Foreign Swingline Lender provided for hereunder with respect to Foreign Swingline Loans made by it (or its Affiliates) and outstanding as of the effective date of such resignation, including the right to require the Foreign Currency Lenders to make U.S. Base Rate Loans or fund risk participations in outstanding Foreign Swingline Loans pursuant to Section 3.3(d).

11.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Agent or any Lender and the Borrowers shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Payment of Expenses, Etc.

(a) The Borrowers agree to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of counsel to the Agent (other than fees and expenses of counsel identified in writing by Airgas to the Agent on the Closing Date (hereinafter, “Disqualified Counsel”))) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrowers under this Credit Agreement and (B) of the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders (other than fees and expenses of Disqualified Counsel)); (ii) pay and hold the Agent and each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agent, each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (A) any investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) occurring subsequent to and as the result of the occurrence of a Default or Event of Default and related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (B) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by any Consolidated Party, or the failure by any Consolidated Party to comply with any Environmental Law (but excluding, in the case of either of clause (A) or (B) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

(b) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 11.5(a) to be paid by them to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 11.5(b) are subject to the provisions of Section 4.12(d).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or any other Person to be indemnified under Section 11.5(a), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, U.S. Letter of Credit or other extension of credit hereunder or the use of the proceeds thereof. No Person to be indemnified under Section 11.5(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than thirty Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments of all the Lenders and the repayment, satisfaction or discharge of all the other Obligations.

11.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrowers, provided further that:

(a) no such amendment, change, waiver, discharge or termination shall:

(i) extend the final maturity of any Loan or of any reimbursement obligations arising from drawings under U.S. Letters of Credit, or any portion thereof without the written consent of each Lender whose Loans, reimbursement obligations or portions thereof that are being so extended;

(ii) postpone any date fixed by this Credit Agreement for the payment of principal of any Loan (excluding mandatory prepayments) or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on any Loan or of any reimbursement obligations arising from drawings under U.S. Letters of Credit or fees hereunder without the written consent of each Lender entitled to receive such payment;

(iii) reduce the principal amount on any Loan or of any reimbursement obligations arising from drawings under U.S. Letters of Credit or the amount of any accrued interest or fees, or increase the Commitment of any Lender over the amount thereof in effect without the written consent of each Lender entitled to receive such payment or each Lender whose Commitment is being increased (it being understood and agreed that a waiver of any Default or Event of Default or of a mandatory reduction in the total commitments shall not constitute a change in the terms of any Commitment of any Lender);

(iv) amend, modify or waive any provision of this Section 11.6(a) or Section 9.3 without the written consent of each Lender directly affected thereby;

(v) reduce any percentage specified in, or otherwise modify, the definition of “Required Lenders”, “Required U.S. Lenders” and “Required Foreign Currency Lenders”, without the written consent of each Lender directly affected thereby;

(vi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Credit Documents to which it is a party without the written consent of each Lender; and

(vii) except as the result of or in connection with a dissolution, merger, amalgamation or disposition of a Subsidiary (other than a Borrower whose Obligations have not been assumed by another Borrower) not prohibited by Section 8.4 or as otherwise permitted by any Credit Document, release the Borrowers from its or their obligations under the Credit Documents without the written consent of each Lender that has Obligations owing by the Person to be released;

(b) no provision of Article II may be amended without the consent of the Required U.S. Lenders;

(c) no provision of Article III may be amended without the consent of the Required Foreign Currency Lenders, and no amendment, change, waiver, discharge or termination shall (i) modify clause (a) of the definition of “Foreign Currency” without the written consent of each Foreign Currency Lender, (ii) modify Section 1.5 without the written consent of each Foreign Currency Lender directly affected thereby or (iii) modify the unanimous consent requirements set forth in Section 3.2(b) without the written consent of each Foreign Currency Lender;

(d) no provision of Article X may be amended without the consent of the Agent;

(e) unless also signed by the U.S Issuing Lender, no amendment, waiver or consent shall affect the rights or duties of the U.S Issuing Lender under this Credit Agreement or any U.S. LOC Document relating to any U.S. Letter of Credit issued or to be issued by it;

(f) unless also signed by the U.S. Swingline Lender, no amendment, waiver or consent shall affect the rights or duties of the U.S. Swingline Lender under this Credit Agreement; and

(g) unless also signed by the applicable Foreign Swingline Lender(s), no such amendment, change, waiver, discharge or termination shall affect the rights or duties of such Foreign Swingline Lender (in its capacity as such) under this Credit Agreement.

Notwithstanding anything to the contrary herein, (i) if any amendment to this Credit Agreement is required solely to give effect to permit the designation of a Foreign Subsidiary as a Foreign Borrower in accordance with Section 3.2, then such amendment shall be effective to the extent contained in the related Foreign Borrower Joinder Agreement that is executed by Airgas, the applicable Applicant Foreign Borrower, the Agent and each Foreign Currency Lender, and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

11.8 Headings.

The headings of the articles, sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Survival.

All indemnities set forth herein, including, without limitation, in Section 2.2(j), 4.9, 4.11 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the U.S. Letters of Credit, the repayment of the Loans, U.S. LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Borrowers herein shall survive the making of the Loans hereunder.

11.10 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Borrower in any other jurisdiction.

(b) Each Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) With respect to the obligations of the Foreign Borrowers under the Credit Documents:

(i) Without limiting the generality of subsections (a) and (b) of this Section 11.10, each such Borrower agrees that any controversy or claim with respect to it arising out of or relating to this Credit Agreement or the other Credit Documents may, at the option of the Agent and the Foreign Currency Lenders, in the case of claims or controversies with respect to Foreign Borrowers, be settled immediately by submitting the same to binding arbitration in the City of New York, New York (or such other place as the parties may agree) in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association. Upon the request and submission of any controversy or claim for arbitration hereunder, the Agent shall give the applicable Borrowers not less than 45 days written notice of the request for arbitration, the nature of the controversy or claim, and the time and place set for arbitration. Each Foreign Borrower agrees that such notice is reasonable to enable it sufficient time to prepare and present its case before the arbitration panel. Judgment on the award rendered by the arbitration panel may be entered in any court in which any action could have been brought or maintained pursuant to subparagraph (iii) below, including without limitation any court of the State of New York or any Federal court sitting in the State of New York. The expenses of arbitration shall be paid by the Foreign Borrowers.

(ii) The provisions of subparagraph (i) above are intended to comply with the requirements of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “Convention”). To the extent that any provisions of such subparagraph (i) are not consistent with or fail to conform to the requirements set out in the Convention, such subparagraph (i) shall be deemed amended to conform to the requirements of the Convention.

(iii) Each Foreign Borrower hereby specifically consents and submits to the jurisdiction of the courts of the State of New York and courts of the United States located in the State of New York for purposes of entry of a judgment or arbitration award entered by the arbitration panel.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. Without limiting the foregoing provisions of this Section 11.11, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by any Bankruptcy Code, as determined in good faith by the Agent, the U.S. Issuing Lenders, the U.S. Swingline Lender or the Foreign Swingline Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.12 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date and satisfaction of the conditions precedent set forth in Section 5.1 when it shall have been executed by the Borrowers and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns. Airgas and the Lenders party to the Existing Credit Agreement each hereby agrees that, at such time as this Credit Agreement shall have become effective pursuant to the terms of the immediately preceding sentence, (i) the Existing Credit Agreement and the Commitments thereunder and as defined therein automatically shall be terminated and (ii) all of the promissory notes, if any, executed by Airgas in connection with the Existing Credit Agreement automatically shall be canceled.

(b) The term of this Credit Agreement shall be until no Loans, U.S. LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

11.14 Confidentiality.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Hedging Agreement relating to Loans outstanding under this Credit Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it and including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the written consent of Airgas or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from a Borrower or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.15 Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

11.16 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Agent that is subject to the Act (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Act.

11.17 Replacement of Lenders.

If (i) any Lender requests compensation under Sections 4.6 or 4.9, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10, (iii) any Lender is a Defaulting Lender or (iv) if any Lender refuses to consent to an amendment, modification and/or waiver of this Credit Agreement, then Airgas may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Airgas shall have paid to the Agent the assignment fee specified in Section 11.3(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Sections 4.6, 4.9, 4.10 and 4.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.6 or 4.9 or payments required to be made pursuant to Section 4.10, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any replacement of Lenders under the circumstances described in clause (iv) above, the applicable amendment, modification and/or waiver of this Credit Agreement that Airgas has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 11.17).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Airgas to require such assignment and delegation cease to apply.

11.18 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrowers each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Agent, BAS and Wells

Fargo Securities, LLC (“WFS”, together with BAS, the “Arrangers”), on the other hand, and each of the Borrowers is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agent nor the Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Agent or the Arrangers have advised or is currently advising any of the Borrowers or any of their respective Affiliates on other matters) and neither the Agent nor the Arrangers have any obligation to any of the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Agent nor the Arrangers have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

11.19 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

11.20 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Agent, the U.S. Issuing Lender or any Lender, or the Agent, the U.S. Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, the U.S. Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Bankruptcy Event or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the U.S. Issuing Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the U.S. Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.21 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law or result in receipt by a Lender of interest at a criminal rate (as construed under the Criminal Code (Canada) (such maximum rate or such criminal rate, as applicable, the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

ARTICLE XII

GUARANTY

12.1 The Guaranty.

Airgas hereby guarantees to each holder of Foreign Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. Airgas hereby further agrees that if any of the Foreign Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), Airgas will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Foreign Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of Airgas under this Article XII shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code of the United States, if applicable, or any comparable provisions of any other applicable Bankruptcy Code.

12.2 Obligations Unconditional.

The obligations of Airgas under Section 12.1 with respect to the Foreign Obligations are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the

Credit Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the respective obligations of Airgas hereunder shall be absolute and unconditional under any and all circumstances. Airgas agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the applicable Borrower or any other Borrower for amounts paid under this Article XII until such time as the Lenders have been paid in full in respect of all Obligations, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of Airgas hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to Airgas, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, or any other agreement or instrument referred to in the Credit Documents shall be waived or any other guarantee of any of the Obligations or any applicable security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of Airgas) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of Airgas).

With respect to its obligations hereunder, Airgas hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents, or against any other Person under any other guarantee of, or security for, any of the Foreign Obligations. The rights of the Agent and the Lenders and the Affiliates of any of the Lenders contained herein shall be in addition to and independent of all other rights which they may at any time have or hold in respect of any of the Foreign Obligations.

12.3 Reinstatement.

The obligations of Airgas under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Airgas agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.4 Certain Additional Waivers.

Airgas agrees that it shall have no right of recourse to security for the Foreign Obligations except through the exercise of the rights of subrogation pursuant to Section 12.2.

12.5 Remedies.

Airgas agrees that, to the fullest extent permitted by law, as between Airgas, on the one hand, and the Agent and the Lenders, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Airgas for purposes of Section 12.1.

12.6 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article XII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:	AIRGAS, INC.

	By:	/s/ Joseph C. Sullivan
	Name:	Joseph C. Sullivan
	Title:	Vice President and Treasurer

RED-D-ARC LIMITED

	By:	/s/ Thomas M. Smyth
	Name:	Thomas M. Smyth
	Title:	Vice President

AIRGAS CANADA, INC.

	By:	/s/ Thomas M. Smyth
	Name:	Thomas M. Smyth
	Title:	Vice President

RED-D-ARC (UK) LIMITED

	By:	/s/ Thomas M. Smyth
	Name:	Thomas M. Smyth
	Title:	Director

RED-D-ARC (NETHERLANDS) B.V.

	By:	/s/ Joseph C. Sullivan
	Name:	Joseph C. Sullivan
	Title:	Attorney-In-Fact

AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ Bridgett J. Manduk
	Name:	Bridgett J. Manduk
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.

	By:	/s/ Edwin B. Cox, Jr.
	Name:	Edwin B. Cox, Jr.
	Title:	Senior Vice President

BANK OF AMERICA, N.A. (CANADA BRANCH)

By:	/s/ Clara McGibbon
Name:	Clara McGibbon
Title:	Assistant Vice President

BANK LEUMI USA

By:	/s/ Joung Hee Hong
Name:	Joung Hee Hong
Title:	First Vice President

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Richard Bradspies
Name:	Richard Bradspies
Title:	Deputy General Manager

BANK OF HAWAII

By:	/s/ Mae Ramel
Name:	Mae Ramel
Title:	Vice President

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY

By:	/s/ Maria Ferradas
Name:	Maria Ferradas
Title:	Vice President

BRANCH BANKING & TRUST COMPANY

By:	/s/ Roberts A. Bass
Name:	Roberts A. Bass
Title:	Senior Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH

By:	/s/ Eric Y.S. Tsai
Name:	Eric Y.S. Tsai
Title:	Vice President & General Manager

COMERICA BANK

By:	/s/ Liesl Eckhardt
Name:	Liesl Eckhardt
Title:	Vice President

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Michael Madnick
Name:	Michael Madnick
Title:	Managing Director

By:	/s/ Rod Hurst
Name:	Rod Hurst
Title:	Managing Director

E. SUN COMMERCIAL BANK., LTD. LOS ANGELES BRANCH

By:	/s/ Edward Chen
Name:	Edward Chen
Title:	Vice President & General Manager

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Susan A. Waters
Name:	Susan A. Waters
Title:	Vice President

HUA NAN COMMERCIAL BANK, LTD.
NEW YORK AGENCY

By:	/s/ Henry Hsieh
Name:	Henry Hsieh
Title:	Assistant Vice President

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD
NEW YORK BRANCH

By:	/s/ Priscilla Hsing
Name:	Priscilla Hsing
Title:	VP & DMG

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

PEOPLE’S UNITED BANK

By:	/s/ Frances J. McGinn
Name:	Frances J. McGinn
Title:	Senior Commercial Loan Officer, SVP

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Denise D. Killen
Name:	Denise D. Killen
Title:	Senior Vice President

RBS CITIZENS BANK, NA

By:	/s/ Donald A. Wright
Name:	Donald A. Wright
Title:	Senior Vice President

SOVEREIGN BANK

By:	/s/ Carlos A. Calixto
Name:	Carlos A. Calixto
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William M. Ginn
Name:	William M. Ginn
Title:	General Manager

SUNTRUST BANK

By:	/s/ Robert W. Maddox
Name:	Robert W. Maddox
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael P. Dickman
Name:	Michael P. Dickman
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robert Bauer
Name:	Robert Bauer
Title:	Senior Vice President

Schedule 1.1B

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (“FSA”) (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Agent will, at the request of Airgas or any Lender, deliver to Airgas or such Lender, as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by such Lender in its notice to the Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E × 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E × 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 4.1 and, in the case of interest (other than on overdue amounts) charged at the default rate of interest specified in the Credit Agreement, without counting any increase in interest rate effected by the charging of such default interest rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent or Airgas, each Lender with a lending office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the FSA, supply to the Agent and Airgas, the rate of charge payable by such Lender to the FSA pursuant to the Fees Regulations in respect of the relevant financial year of the FSA (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Agent or Airgas for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the lending office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Agent or Airgas may reasonably require for such purpose.

Each Lender shall promptly notify the Agent and Airgas in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as such Lender’s lending office.

10.	The Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Agent may from time to time, after consultation with Airgas and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the FSA or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Exhibit 2.1(b)(i)

FORM OF NOTICE OF U.S. BORROWING

TO:	Bank of America, N.A., as Agent

RE:	Credit Agreement dated as of September 13, 2010 among Airgas, Inc. (“Airgas”), the other Borrowers party thereto, Bank of America, N.A., as Agent and the Lenders party thereto (as amended or modified from time to time, the “Credit Agreement”).

DATE:             , 20

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that Airgas is requesting a U.S. Revolving Loan in the amount of $ be funded on , 20 to accrue interest at the interest rate set forth in paragraph 3 below. Subsequent to the funding of the requested Loan, the aggregate amount of outstanding U.S. Revolving Loan will be $ .

3.	The interest rate option applicable to the requested Loan set forth in paragraph 2 above shall be:

a.	the U.S. Base Rate plus the Applicable Rate for U.S. Base Rate Loans; or

b.	the Eurocurrency Rate plus the Applicable Rate for Eurocurrency Loans for an Interest Period of:

             one month

             two months

             three months

             six months

             twelve months

4.	The representations and warranties made in Article VI of the Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, unless the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

5.	As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by the requested Loan.

6.	Immediately after giving effect to the making of the requested U.S. Revolving Loan, the sum of the aggregate principal amount of outstanding U.S. Revolving Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus the aggregate U.S. LOC Obligations outstanding does not exceed the U.S. Revolving Committed Amount.

AIRGAS, INC.

By:
Title:

Exhibit 3.1(b)(i)

FORM OF NOTICE OF FOREIGN CURRENCY BORROWING

TO:	Bank of America, N.A., as Agent

RE:	Credit Agreement dated as of September 13, 2010 among Airgas, Inc. (“Airgas”), the other Borrowers party thereto, Bank of America, N.A., as Agent and the Lenders party thereto (as amended or modified from time to time, the “Credit Agreement”).

DATE:             , 20

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.

Please be advised that the undersigned Borrower is requesting a Foreign Currency Loan in the principal amount of             to be denominated in              [1] be funded on             , 20     to accrue interest at the interest rate set forth in paragraph 3 below.

3.	The interest rate option applicable to the requested Foreign Currency Loan set forth in paragraph 2 above shall be:

a.             the U.S. Base Rate plus the Applicable Rate for U.S. Base Rate Loans.2

b.             the Eurocurrency Rate plus the Applicable Rate for Eurocurrency Loans for an Interest Period of3:

            one month

            two months

            three months

            six months

            twelve months

4.	The representations and warranties made in Article VI of the Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, unless the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

5.	As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by the requested Foreign Currency Loan.

[1]	Identify either U.S. Dollars or a Foreign Currency.
[2]	U.S. Base Rate Loans must be denominated in U.S. Dollars and may only be requested by Airgas.
[3]	Eurocurrency Loans may be denominated in U.S. Dollars or Foreign Currencies.

6.	To the best of the undersigned Borrower’s knowledge based on exchange rate information available as of the date hereof, immediately after giving effect to the making of the requested Foreign Currency Loan, the sum of the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Currency Loans plus the Foreign Swingline Facility Reserve does not exceed the Foreign Currency Committed Amount.

By:
Title:

Exhibit 3.2(a)

FORM OF FOREIGN BORROWER REQUEST

Date:             ,

To:	Bank of America, N.A., as Agent

Ladies and Gentlemen:

This Foreign Borrower Request is made and delivered pursuant to Section 3.2(a) of that certain Credit Agreement dated as of September 13, 2010 (as amended, modified, extended or restated from time to time, the “Credit Agreement”), among Airgas, Inc. (“Airgas”), the other Borrowers party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Agent. All capitalized terms used in this Foreign Borrower Request and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                                          (the “Applicant Foreign Borrower”) and Airgas hereby confirms, represents and warrants to the Agent and the Lenders that the Applicant Foreign Borrower is a wholly-owned Foreign Subsidiary of Airgas.

The parties hereto hereby request that the Applicant Foreign Borrower be entitled to receive Foreign Currency Loans under the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Foreign Borrower Request to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[APPLICANT FOREIGN BORROWER]

By:
Name:
Title:

AIRGAS, INC.

By:
Name:
Title:

Exhibit 3.2(b)

FORM OF FOREIGN BORROWER JOINDER AGREEMENT

Date:             ,

To:	Airgas, Inc., a Delaware corporation

Ladies and Gentlemen:

This Foreign Borrower Joinder Agreement is made and delivered pursuant to Section 3.2(b) of that certain Credit Agreement dated as of September 13, 2010 (as amended, modified, extended or restated from time to time, the “Credit Agreement”), among Airgas, Inc. (“Airgas”), the other Borrowers party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Agent. All capitalized terms used in this Foreign Borrower Joinder Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Agent hereby notifies Airgas and the Lenders that effective as of the date hereof [                                        ] shall be a Foreign Borrower and may receive Foreign Currency Loans for its account on the terms and conditions set forth in the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, the Foreign Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Foreign Borrower would have had if the Foreign Borrower had been an original party to the Credit Agreement as a Foreign Borrower. The Foreign Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement, including, without limitation, Section 11.5.

This Foreign Borrower Joinder Agreement shall constitute a Credit Document under the Credit Agreement.

THIS FOREIGN BORROWER JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER U.S. FEDERAL LAW.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

[INSERT FOREIGN CURRENCY LENDERS][4]

By:
Name:
Title:

AIRGAS, INC.

By:
Name:
Title:

[NEW FOREIGN BORROWER]

By:
Name:
Title:

[4]	Foreign Currency Lender consent not required for Foreign Borrowers in The Netherlands, Canada or the United Kingdom

Exhibit 3.3

FORM OF FOREIGN SWINGLINE FACILITY NOTICE

TO:	Bank of America, N.A., as Agent

RE:	Credit Agreement dated as of September 13, 2010 among Airgas, Inc. (“Airgas”), the other Borrowers party thereto, Bank of America, N.A., as Agent and the Lenders party thereto (as amended or modified from time to time, the “Credit Agreement”). All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

DATE:             , 20

Pursuant to Section 3.3 of the Credit Agreement, Airgas has agreed to establish a Foreign Swingline Facility (the “Applicable Foreign Swingline Facility”) with [            ] (the “Applicable Foreign Swingline Lender”). The terms of the Applicable Foreign Swingline Facility shall be as follows:

1.	Borrowers permitted to borrow thereunder (the “Applicable Borrowers”):

[            ]

2.	currencies available for borrowing thereunder:

[            ]

3.	maximum principal amount (expressed in US Dollars) of advances that may at any time be outstanding thereunder (the “Applicable Foreign Swingline Sublimit”):

US$[    ] million

The notice information of the Applicable Foreign Swingline Lender for purposes of Section 11.1 of the Credit Agreement is as set forth below its signature to this Foreign Swingline Facility Notice or such other address as the Applicable Foreign Swingline Lender may from time to time notify the Administrative Agent and Airgas.

The Applicable Foreign Swingline Lender, Airgas and the Applicable Borrowers acknowledge and agree that (a) on the date five (5) Business Days (or such shorter period as may be agreed to by the Agent) after receipt by the Agent of this Foreign Swingline Facility Notice, the Applicable Foreign Swingline Facility shall become effective for purposes of the Credit Agreement and the other Credit Documents and all borrowings thereunder on and after such date shall be deemed Foreign Swingline Loans for all purposes of the Credit Agreement and the other Credit Documents and (b) to the extent the outstanding principal amount of advances under the Applicable Foreign Swingline Facility exceeds the Applicable Foreign Swingline Facility Sublimit (other than a result solely of foreign currency fluctuations), such excess (and any accrued interest or fees on such excess) shall not constitute “Obligations” for purposes of the Loan Documents.

IN WITNESS WHEREOF, each of the undersigned has caused this Foreign Swingline Facility Notice to be duly executed by its duly authorized officer as of the day and year first above written.

[APPLICABLE BORROWER(S)]

By:
Name:
Title:

AIRGAS, INC.

By:
Name:
Title:

[APPLICABLE FOREIGN SWINGLINE LENDER]

By:
Name:
Title:

Notice Address:

[To be completed by the Applicable Foreign Swingline Lender - to include address, telecopier number, email address and telephone number]

Received and Accepted:

Bank of America, N.A., as Agent

By:
Name:
Title:

Exhibit 4.2

FORM OF NOTICE OF EXTENSION/CONVERSION

Bank of America, N.A.,

as Agent for the Lenders

Ladies and Gentlemen:

The undersigned (the “Borrower”) refers to the Credit Agreement dated as of September 13, 2010 (as amended, modified, extended or restated from time to time, the “Credit Agreement”), among Airgas, Inc., the other Borrowers party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 4.2 of the Credit Agreement that it requests an extension or conversion of a [             ]5 Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A)	Date of Extension or Conversion (which is the last day of the the applicable Interest Period)

(B)	Principal Amount of Extension or Conversion

(C)	Interest rate basis

(D)	Interest Period and the last day thereof

(E)	Applicable currency[6]

Very truly yours,

[BORROWER]

By:

Title:

[5]	Identify if the applicable Loan is a U.S. Revolving Loan or Foreign Currency Loan
[6]	Applies only to Foreign Currency Loans. Foreign Currency Loans may only be extended in the same currency.

Exhibit 4.4

FORM OF

NEW COMMITMENT AGREEMENT

Reference is made to the Credit Agreement dated as of September 13, 2010 (as amended, modified, extended or restated from time to time, the “Credit Agreement”) by and among Airgas, Inc., a Delaware corporation (“Airgas”), the other Borrowers party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

1. Effective as of the Effective Date set forth below, the undersigned Lender hereby confirms its Additional Commitment, in an aggregate principal amount of up to the amount specified below. If the undersigned Lender is already a Lender under the Credit Agreement, such Lender acknowledges and agrees that such Additional Commitment is in addition to any existing Commitment of such Lender under the Credit Agreement. If the undersigned Lender is not already a Lender under the Credit Agreement, such Lender hereby acknowledges, agrees and confirms that, by its execution of this New Commitment Agreement, such Lender will, as of the Effective Date, be a party to the Credit Agreement and be bound by the provisions of the Credit Agreement and, to the extent of its Commitment, have the rights and obligations of a Lender thereunder.

2. This New Commitment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Type of Additional Commitment	[7]
Amount of Additional Commitment

Effective Date of Additional Commitment	, 20

The terms set forth above
are hereby agreed to:

[Lender]

By:
Title:

CONSENTED TO (as required by the Credit Agreement):

BANK OF AMERICA, N.A.,	AIRGAS, INC
as Agent

By:	By:
Title:	Title:

[7]	Select U.S. Revolving Commitment or Foreign Currency Commitment.

Exhibit 7.1(c)

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

For the fiscal quarter ended             , 20    .

I,             , [Title] of Airgas, Inc. (“Airgas”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of September 13, 2010 (as amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among Airgas, Inc., the other Borrowers party thereto, the Lenders party thereto and Bank of America, N.A., as Agent:

a.	The company-prepared financial statements which accompany this certificate (or which were posted to the Securities Exchange Commission website in satisfaction of the delivery requirements of Section 7.1 of the Credit Agreement) are true and correct in all material respects and have been prepared in accordance with GAAP (subject to Section 1.3 of the Credit Agreement) applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

b.	Since (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred and is continuing under the Credit Agreement; and

Delivered herewith are detailed calculations demonstrating compliance by the Consolidated Parties with the financial covenant contained in Section 7.10 of the Credit Agreement as of the end of the fiscal period referred to above.

This      day of         , 20    .

AIRGAS, INC.

Name:

Title:

Attachment to Officer’s Certificate

Computation of Financial Covenant

Exhibit 11.3

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the effective date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the effective date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, U.S. LOC Obligations, U.S. Swingline Loans and Foreign Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Airgas, Inc., Airgas Canada, Inc., Red-D-Arc Limited, Red-D-Arc (UK) Limited, Red-D-Arc (Netherlands) B.V. [insert applicable Foreign Borrower(s)]

4.	Agent:	Bank of America, N.A.

5.	Credit Agreement:	Credit Agreement dated as of September 13, 2010, among the Borrowers, the Lenders party thereto and Bank of America, N.A., as Agent

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%

[7.	Trade Date: ][3]

effective date:             , 20             [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]4 Accepted:

BANK OF AMERICA, N.A. as
Agent

By
Title:

[Consented to:]5

[BANK OF AMERICA, N.A., as [U.S. Issuing Lender] [U.S. Swingline Lender]]

By
Title:

AIRGAS, INC.

By:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “U.S. Revolving Commitment,” etc.)
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the effective date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[4]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Company and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of Airgas, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the effective date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the effective date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the effective date and to the Assignee for amounts which have accrued from and after the effective date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.